                                                                    EXHIBIT 10.2

                            SHARE PURCHASE AGREEMENT

                                     between

                ILLBRUCK GMBH, SABINA ILLBRUCK, MICHAEL ILLBRUCK

                                       and

            TREMCO GERMANY GMBH, RPOW UK LTD., RPM INTERNATIONAL INC.

Linklaters Oppenhoff & Raedler

Prinzregentenplatz 10
81675 Munchen
Postfach 801520
81615 Munchen

Telefon (49-89) 41808-0
Telefax (49-89) 41808-100

Zeichen L-095759 KRA/TET

TABLE OF CONTENTS

Index of Definitions..............................................................    2

Index of Schedules................................................................    8

PREAMBLE..........................................................................   10

1  The Group Companies............................................................   10

2  Agreement to Sell and Transfer the Shares and the Seller's Intellectual
   Property Rights; Agreement re Assignment of Seller's Loans; Transfer
   of Contracts...................................................................   16

3  Purchase Price; Preliminary Purchase Price and Purchase Price Adjustment.......   17

4  Effective Date Statement.......................................................   19

5  Termination and Clearing of Agreements, etc. Among Related Companies...........   21

6  Rights and Covenants between Signing and Closing...............................   22

7  Closing; Closing Conditions....................................................   25

8  Seller's Guarantees; Seller's Best Knowledge...................................   27

9  Remedies for Breach of Seller's Guarantees.....................................   37

10 Taxation.......................................................................   42

11 Purchasers' Guarantees; Purchasers' Guarantor..................................   45

12 Confidentiality; Press Releases; Public Disclosure; Covenants in the Case of
   Non-Consummation of Closing ...................................................   46

13 Post-Closing Rights and Covenants; Non-Competition; Non-Solicitation...........   47

14 Payments and Interest..........................................................   51

15 Notices........................................................................   52

16 Miscellaneous..................................................................   53

INDEX OF DEFINITIONS

"ACCOUNTS 2005" shall have the meaning given to it in Clause 13.3.1;

"AFFILIATE(S)"shall mean affiliated companies within the meaning of Sections 15 et seq. AktG;

"AKTG" shall mean German Stock Corporation Act (Aktiengesetz);

"BASE INTEREST RATE" shall mean the interest rate as applicable from time to time pursuant to Section 247 BGB (Basiszinssatz im Sinne von Section 247 BGB);

"BGB" shall mean German Civil Code (Buergerliches Gesetzbuch);

"BIG" is illbruck Bau-Technik International GmbH with the particulars set forth in Clause 1.1.1;

"BIG-SUBSIDIARY/IES" shall have the meaning given to it in Clause 1.2.1;

"BUSINESS" shall have the meaning given to it in Letter (F) of the Preamble;

"BUSINESS DAY" means a day other than a Saturday, Sunday or a public holiday in Cologne;

"CASH" shall have the meaning given to it in Clause 3.2.1(ii);

"CET" shall mean Central European Time as of the relevant date;

"CLOSING" shall have the meaning given to it in Clause 7.1;

"CLOSING CONDITION(S)" shall have the meaning given to it in Clause 7.2;

"CLOSING DATE" shall have the meaning given to it in Clause 7.1;

"COMPANY/IES" shall have the meaning given to it in Clause 1.1.2;

"COMPETENT AUTHORITIES" shall have the meaning given to it in Clause 6.1.1;

"CONFIDENTIALITY AGREEMENT" is the agreement on confidentiality concluded between the Seller and the Purchasers' Guarantor on 22 March 2005;

"CONSOLIDATED AUDITED ACCOUNTS" are the consolidated annual accounts of the Group Companies as of 31 December 2004 prepared by the Seller and audited by the respective Seller's Auditor;

"CONSOLIDATED EFFECTIVE DATE ACCOUNTS" shall mean the consolidated accounts of the Group Companies as of the Effective Date, which, however, is not a legal but a virtual consolidation prepared only for the purpose of the sale of the Group Companies; the Consolidated Effective Date Accounts shall be based on audited year end accounts or audited interim accounts each as of the Effective Date for the individual Group Companies audited by the respective Seller's Auditor, to be accompanied by a certification of Seller's Auditor issuing - to the extent legally possible - an unqualified opinion (uneingeschraenkter Bestaetigungsvermerk), and having a language being as close as possible to the wording of an unqualified opinion as defined in Sec. 322 para. 1 HGB. With regard to the execution of the audit and the preparation of the Consolidated Effective Date Accounts, it shall be taken into account that the Group Companies do not qualify as a group or a subgroup being subject to consolidated accounting within the meaning of Sec. 390 HGB (Konzern oder Teilkonzern), the Consolidated Effective Date Statements shall consist merely of a balance sheet and a profit and loss account without footnotes (Anhang), or a management discussion and analysis (Lagebericht). However, it is understood that the audit opinion will be qualified on the belief that the opening balances as of January 1, 2005 will be unaudited, as they will be derived from the Financial Statements as of December 31, 2004, which are unaudited (Saldovortrag).

"CONTAMINATION" shall be all air pollution, soil and/or groundwater contamination, artificial deposits, fillings, Hazardous Materials, ammunition, combat material;

"CONTRACTS" shall have the meaning given to it in Clause 2.8;

"CONTRACTUAL PARTIES" shall mean the Parties, SI, MI and the Purchasers' Guarantor;

"CONTRACTUAL PARTY" shall mean any of the Parties, SI, MI and the Purchasers' Guarantor;

"CORPORATE INCOME TAX REFUND CLAIM" shall mean "Koerperschaftsteuerguthaben" within the meaning of Section 37 of the German Corporate Income Tax Act (Koerperschaftsteuergesetz):

"COUNTERPARTY" shall have the meaning given to it in Clause 2.8;

"DEBT" shall have the meaning given to it in Clause 3.2.1(i);

"DE MINIMIS AMOUNT" shall have the meaning given to it in Clause 9.3.1;

"EFFECTIVE DATE" shall mean 00:00 hours (Central European Time) of the first day of the calendar month following the month in which the Closing occurs;

"EFFECTIVE DATE STATEMENT" shall have the meaning given to it in Clause 4.1;

"EK02" shall have the meaning given to it in Clause 8.1.2(iv);

"ENCUMBRANCE" shall have the meaning given to it in Clause 8.1.3(i);

"ENVIRONMENTAL CLAIM" shall mean any and all administrative or judicial actions, suits, orders, claims or proceedings pursuant to or relating to any Environmental Law by any Person based upon, alleging, asserting, or claiming any actual (I) violation of or liability under any Environmental Law or any permit or approval there under, or (II) liability for investigatory costs, cleanup costs, removal costs, remedial costs, property damage, personal injury, fines, or penalties related to pollution, Contamination or any Hazardous Material at any location;

"ENVIRONMENTAL COSTS" means any reasonable investigation, cleanup, remediation, removal or other response costs, expenses, losses, liabilities or obligations, payments, damages and disbursements resulting from environmental conditions and any claim by any governmental authority under Environmental Laws, any private party claim under Environmental Laws, or any act necessary to come into material compliance with the Environmental Laws;

"ENVIRONMENTAL LAWS" shall mean all applicable laws (including common law), ordinances, rules, regulations, permits, authorisations and orders relating to Environmental Matters and either being applicable as at the Closing Date or still having an impact on the Business as at the Closing Date, and applying in jurisdictions in which any of the Group Companies operate;

"ENVIRONMENTAL LIABILITIES" means the clean up of the contamination in or near Hall 1 and Hall 2 in Arkel pertaining to trichloroethylene, regardless whether pertaining to land owned by the Group Companies or by neighbouring third parties;

"ENVIRONMENTAL MATTERS" means any matter relating to pollution or Contamination or protection of the soil, ground water, surface water, land surfaces or natural resources;

"ESCROW ACCOUNT" shall have the meaning given to it in Clause 9.10;

"ESCROW AMOUNT" shall have the meaning given to it in Clauses 3.3.1 and 9.10;

"ESTIMATED EFFECTIVE DATE STATEMENT" shall have the meaning given to it in Clause 3.3.1;

"EQUITY" shall have the meaning given to it in Clause 3.2.3;

"EXPERT" shall have the meaning given to it in Clause 9.6.2(i);

"FIXED AMOUNT" shall be the amount specified in Clause 3.1;

"GERMAN GAAP" shall mean German generally accepted accounting principles;

"GERMAN LOAN" shall have the meaning given to it in Clause 5.3;

"GERMAN PURCHASER" shall mean Tremco Germany GmbH; with the particulars given in Letter (C) of the Preamble;

"GERMAN SHARE(S)" shall have the meaning given to it in Clause 1.1.1;

"GKV" shall have the meaning given to it in Clause 9.6.2(i);

"GROUP COMPANY/IES" shall have the meaning given to it in the last sentence of Clause 1.2.2;

"GROUP SHARES" shall have the meaning given to it in Clause 1.2.2;

"HAZARDOUS MATERIAL(S)" shall mean any toxic, hazardous, infectious or radioactive substance, including those substances defined in or regulated or addressed by any Environmental Laws; petroleum and petroleum products including crude oil and any fractions thereof and materials and/or substances which have to be specially treated in the event of demolition work or removal (asbestos, PCB, lindane, etc.);

"HGB" shall mean German Commercial Code (Handelsgesetzbuch);

"INFORMATION TECHNOLOGY" or "IT" shall mean all computer hardware, software, configurations, and related equipment and service agreements which are used in order to run the Business as run in the past, including but not limited to (I) desktop computers, printers, scanners, data storage units, laptops and other decentralised and/or portable units, etc., (II) mail servers, data servers, web servers, other servers, proxies, cetrix systems, middleware, back-up units, hubs, other central and semi-central units, internal network, infrastructure and links between the different locations of the Group Companies, etc. (III) links to Internet providers, Internet gateways, firewalls, virus walls, mx records, IP addresses, denic, internic and similar entries, etc., (IV) web pages and their content, including content management systems, (V) all the software which runs on and/or which is used for the operation of the aforementioned components, including operating systems and the source code which is in the possession of any of the Group Companies, and (VI) all libraries and databases which are related to and/or stored on and/or used by and/or created by the aforementioned components;

"INTELLECTUAL PROPERTY RIGHTS" shall have the meaning given to it in Clause 8.1.5(i);

"INVENTORY" shall have the meaning given to it in Clause 8.1.4(iv);

"INVESTMENT" shall have the meaning given to it in Clause 6.2.1(ii);

"IT HARDWARE" shall mean the hard ware owned by the Seller and used by the Group Companies as of the Signing Date, including, without limitation thereto, the hardware listed in SCHEDULE 2.4;

"KEY EMPLOYEES" shall have the meaning given to it in Clause 8.1.6(vii);

"LEASED REAL PROPERTY" shall have the meaning given to it in Clause 8.1.3(ii);

"LEVERKUSEN LEASE AGREEMENT" shall have the meaning given to it in Clause 7.4.7;

"LICENSED INTELLECTUAL PROPERTY RIGHTS" shall have the meaning given to it in Clause 8.1.5(iv);

"LOCATION" shall have the meaning given to it in Clause 13.6;

"MATERIAL ADVERSE CHANGE" shall have the meaning given to it in Clause 7.2.4(i);

"MATERIALLY ADVERSE EFFECT" shall have the meaning given to it in Clause 6.2.1(iv);

"MATERIAL ASSETS" shall have the meaning given to it in Clause 8.1.4(i);

"MATERIAL CONTRACTS" shall mean any contract with regular payment obligations of either side of more than EUR 500,000 (in words: Euro five hundred thousand) per year;

"MI" is Michael Illbruck;

"MODIFICATION PROPOSAL" shall have the meaning given to it in Clause 7.2.4(ii);

"NEUTRAL AUDITOR" shall have the meaning given to it in Clause 4.4;

"NET WORKING CAPITAL" shall have the meaning given to it in Clause 3.2.2;

"NON-SBU-ENTITIES" and "NON-SBU-ENTITY" shall have the meaning given to it in Clause 5.2.1;

"NOTICES" shall have the meaning given to it in Clause 15.1;

"OBJECTIONS" shall have the meaning given to it in Clause 4.4;

"OFFSETTING" shall have the meaning given to it in Clause 5.3;

"OWNED REAL PROPERTY" shall have the meaning given to it in Clause 8.1.3(i);

"PARTIES" shall be the Seller and the Purchasers;

"PARTY" shall mean any of the Parties;

"PERSON" shall mean any individual, legal entity or governmental body;

"PERSON(S) RELATED TO SI OR MI" shall mean any Person who is either a descendant or a spouse of SI or MI or which is a legal entity which is controlled (in the meaning of Sec. 15 German Stock Corporation Act - AktG) by SI and/or MI;

"PRELIMINARY PURCHASE PRICE" shall have the meaning given to it in Clause 3.3.1;

"PROVISIONAL SUPPLY AGREEMENTS" shall have the meaning given to it in Clause
13.1;

"PUBLIC LAW PERMITS" shall have the meaning given to it in Clause 8.1.9(i);

"PURCHASE PRICE" shall have the meaning given to it in Clause 3.1;

"PURCHASE PRICE ADJUSTMENT" shall have the meaning given to it in Clause 3.3.2;

"PURCHASER" shall mean either the German Purchaser or the UK Purchaser;

"PURCHASERS" shall mean the German Purchaser and the UK Purchaser;

"PURCHASERS' ACCOUNT" shall have the meaning given to it in Clause 14.1.2;

"PURCHASERS' GUARANTOR" shall be RPM International Inc. with the particulars given in Letter (E) of the Preamble;

"PURCHASERS' SIDE" shall mean the Purchasers, the Purchasers' Guarantor and the Purchasers' Guarantor's Affiliates (in the meaning of Sec. 15 et. seq. German Stock Corporation Code - AktG -);

"REAL PROPERTY" shall have the meaning given to it in Clause 8.1.3(ii);

"RELEVANT ASSESSMENT PERIOD" shall have the meaning given to it in Clause
10.1.1;

"RELEVANT COMPANY" shall have the meaning given to it in Clause 9.5.1;

"RELEVANT EMPLOYEES" means the employees of the Group Companies who are employed by the Group Companies as at Signing Date;

"REMAINING BUSINESSES" are the businesses described in SCHEDULE A;

"REVISED ACCOUNTS 2005" shall have the meaning given to it in Clause 13.3.4;

"REVISED EFFECTIVE DATE STATEMENT" shall have the meaning given to it in Clause 4.3;

"SELLER" is illbruck GmbH, with the particulars given in Letter (A) of the Preamble;

"SELLER'S ACCOUNT" shall have the meaning given to it in Clause 14.1.1;

"SELLER'S AUDITOR" shall be such auditor appointed by Seller for such measures and tasks as further specified in this Agreement;

"SELLER'S BEST KNOWLEDGE" shall have the meaning given to it in Clause 8.3;

"SELLER'S FINANCING PAYABLES" shall have the meaning given to it in Clause
5.2.1;

"SELLER'S FINANCING RECEIVABLES" shall have the meaning given to it in Clause 5.2.2;

"SELLER'S GUARANTEES" shall have the meaning given to it in Clause 8.1;

"SELLER'S INTELLECTUAL PROPERTY RIGHTS" shall mean the Intellectual Property Rights listed in SCHEDULE B or in any other way comparable to such intellectual property rights;

"SELLER'S LOANS" shall mean the UK Loan and the German Loan;

"SELLER'S SIDE" shall mean each of the Seller, the Seller's Affiliates other than the Group Companies, SI and/or MI and affiliates of SI and/or MI;

"SENSITIVE INFORMATION" shall have the meaning given to it in Clause 6.1.4;

"SHARES" shall have the meaning given to it in Clause 1.1.2;

"SI" is Sabina Illbruck;

"SIGNING DATE" shall mean the date this Agreement is signed on;

"TAXATION" or "TAX" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise). The term "Taxation" or "Tax" shall also include any interest on Taxes and any amounts assessed by the Tax Authorities for not complying with obligations imposed by tax law (including but not limited to penalties for late filing and/or delay in payment, surcharges and penalties for not preparing or not furnishing transfer pricing studies or preparing or furnishing transfer pricing studies which do not meet the required standards);

"TAX AUDIT" shall have the meaning given to it in Clause 10.2.1;

"TAX AUTHORITY/IES" means any tax or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

"TAX CONTEST" shall have the meaning given to it in Clause 10.2.2;

"TAX SAVING" shall mean the net present value of reductions of any future tax payments resulting from future depreciation or expenses related to past depreciation or expenses not fully recognized in any tax audit. The net present value shall be calculated with a deemed total tax rate of 35% (in words: thirty-five per cent) and with an interest rate of 5% (in words: five per cent) per annum on the basis of future depreciations or expenses that will lead to a reduction of tax payments after the Effective Date;

"TERRITORY" shall have the meaning given in relation to each of the Remaining Businesses in SCHEDULE A;

"THIRD PARTY/IES" shall mean any individual person, legal entity or other subject having full or partial legal capacity ((Teil-)Rechtsfaehigkeit) which is not a Contractual Party;

"THRESHOLD AMOUNT" shall have the meaning given to it in Clause 9.3.2;

"UK LOAN" shall have the meaning given to it in Clause 1.1.2;

"UK-HOLDING" is illbruck Holdings Limited, with the particulars set forth in Clause 1.1.2;

"UK PURCHASER" is RPOW UK Ltd., with the particulars given in Letter (D) of the Preamble;

"UK-SHARE(S)" shall have the meaning given to it in Clause 1.1.2;

"UK-SUBSIDIARY/IES" shall have the meaning given to it in Clause 1.2.2;

"ZPO" shall mean the German Civil Procedure Code (Zivilprozessordnung).

INDEX OF SCHEDULES

SCHEDULE A               Remaining Businesses and Territory
SCHEDULE B               Seller's Intellectual Property Rights
SCHEDULE 2.2             UK Loan
SCHEDULE 2.4             IT Hardware
SCHEDULE 2.6             UK-Shares transfer form
SCHEDULE 2.8             List of contracts to be transferred with approval of contractual partner
SCHEDULE 5.1             Inter-company liabilities
SCHEDULE 5.2.1           Certain Inter-company loans
SCHEDULE 6.2.2           Claims which may be assigned to Seller
SCHEDULE 7.1             Group Companies to change business year
SCHEDULE 7.4.4           Statement on termination of inter-company liabilities
SCHEDULE 7.4.6           Cross-receipt
SCHEDULE 7.4.7           Leverkusen Lease Agreement
SCHEDULE 8.1.1(II)       Pre-emptive Rights etc. in relation to Group Shares
SCHEDULE 8.1.3(I)-1      List of Owned Real Property
SCHEDULE 8.1.3(I)-2      Excerpts of the land registers relating to Owned Real Property
SCHEDULE 8.1.3(II)       List of Leased Real Property
SCHEDULE 8.1.3(IV)       List regarding condition of Owned Real Property
SCHEDULE 8.1.4(I)        Repair/maintenance of Material Assets
SCHEDULE 8.1.4(III)      Material Contracts
SCHEDULE 8.1.5(I)        List of certain intellectual property rights
SCHEDULE 8.1.5(II)-(1)   Dispute in relation to Intellectual Property Rights
SCHEDULE 8.1.5(II)-(2)   Potential Third Party Disputes in relation to Intellectual Property Rights
SCHEDULE 8.1.5(IV)       Licensed Intellectual Property Rights
SCHEDULE 8.1.6(II)       Information on Relevant Employees
SCHEDULE 8.1.6(III)      Labour disputes
SCHEDULE 8.1.6(VII)      Key Employees
SCHEDULE 8.1.8(I)        Legal Disputes Exceeding EUR 100,000
SCHEDULE 8.1.8(II)       Product liability disputes
SCHEDULE 8.1.9(II)       Proceedings in relation to Public Law Permits and Environmental Claims
SCHEDULE 8.1.10(I)       Contingent Liabilities

SCHEDULE 8.3-(1)         Persons whose knowledge is decisive for Seller's Best Knowledge
SCHEDULE 8.3-(2)         Persons to be enquired by persons listed in Schedule 8.3-(1)
SCHEDULE 9.10            Escrow Agreement
SCHEDULE 13.1            Provisional Supply Agreements
SCHEDULE 13.4            IP-Agreement

PREAMBLE

(A) WHEREAS, the Seller is a limited liability company (Gesellschaft mit beschraenkter Haftung) duly organized under the laws of the Federal Republic of Germany, registered with the commercial register of the local court (Amtsgericht) of Cologne under HRB 48451 ("SELLER");

(B) WHEREAS, Sabina Illbruck ("SI"), residing at Engelbertstrasse 21, 51381 Leverkusen, and Michael Illbruck ("MI"), residing at Dirschauerstrasse 5, 81927 Munich, are the sole shareholders of the Seller;

(C) WHEREAS, Tremco Germany GmbH is a limited liability company (Gesellschaft mit beschraenkter Haftung) duly organized under the laws of the Federal Republic of Germany, registered with the commercial register of the local court (Amtsgericht) of Dusseldorf under HRB 52143 ("GERMAN PURCHASER");

(D) WHEREAS, RPOW UK Ltd. is a limited liability company duly organized under the laws of England and Wales, registered with the Company's House, under Company No 03205888 ("UK PURCHASER");

(E) WHEREAS, RPM International Inc., a company duly organized under the laws of the US-State of Ohio with administrative headquarters at 2628 Pearl Road, Medina, Ohio 44258, is the ultimate shareholder of the Purchasers ("PURCHASERS' GUARANTOR");

(F) WHEREAS, the Seller is the sole shareholder of illbruck Bau-Technik International GmbH, Germany, and of illbruck Holdings Ltd., United Kingdom, which both hold direct and indirect participations in companies specialised in the development, production and distribution of, in particular, high performance sealant and adhesive systems for construction, window and door applications. illbruck Bau-Technik International GmbH, illbruck Holdings Ltd. and their respective subsidiaries constitute the sealant business unit of the Seller (such business unit, taken as a whole, hereinafter also referred to as the "BUSINESS") forming one of the leading European manufacturer of innovative and high quality sealant and adhesive products and systems;

(G) WHEREAS, the Seller has determined to sell all shares in (I) illbruck Bau-Technik International GmbH, which the German Purchaser wishes to acquire, and in (II) illbruck Holdings Ltd., which the UK Purchaser wishes to acquire;

(H) WHEREAS, the Seller has determined to assign the German Loan, the IT Hardware and the Seller's Intellectual Property Rights to the German Purchaser and to assign the UK Loan to the UK Purchaser;

(I) WHEREAS, the Contractual Parties wish to enter into a non-competition agreement; NOW, THEREFORE, the Contractual Parties agree as follows:

1    THE GROUP COMPANIES

     1.1  Particulars of the Companies

          1.1.1 illbruck Bau-Technik International GmbH ("BIG") is a limited liability company (Gesellschaft mit beschraenkter Haftung) duly organized under the laws of the Federal Republic of Germany, registered with the commercial register of the local court (Amtsgericht) of Cologne under HRB 49216. The registered share capital (Stammkapital) of BIG amounts to DEM 7,500,000 (in words:
               Deutsche Mark seven million five hundred thousand). The registered share capital of BIG is divided into the following shares, all of which are held by the Seller (the "GERMAN SHARES", and each a "GERMAN SHARE"):

               (i) one German Share with a nominal value (Nennbetrag) of DEM 50,000 (in words: Deutsche Mark fifty thousand);

               (ii) one German Share with a nominal value (Nennbetrag) of DEM
                    3,650,000 (in words: Deutsche Mark three million six hundred and fifty thousand); and

               (iii) one German Share with a nominal value (Nennbetrag) of DEM
                    3,800,000 (in words: Deutsche Mark three million eight hundred thousand).

               The Seller is the sole shareholder of BIG.

          1.1.2 illbruck Holdings Ltd ("UK-HOLDING"; collectively with BIG: the "COMPANIES"; either of BIG and UK-Holding: the "COMPANY"), is a limited liability company duly organized under the laws of England and Wales, registered with the Companies House, London, under Company No. 4737161. UK-Holding has an authorised share capital of GBP 5,000,000.00 (in words: British Pound five million) and an issued share capital of GBP 3,800,000.00 (in words: British Pound three million eight hundred thousand). The issued share capital of UK-Holding is divided into 3,800,000 (in words: three million eight hundred thousand) shares each with a nominal value of GBP 1.00 (in words: British Pound one) (collectively: "UK-SHARES" and each of them: "UK-SHARE"; the UK Shares and the German Shares collectively: the "SHARES"). The Seller is the sole shareholder of UK-Holding.

     1.2  Particulars of the Companies' Subsidiaries

          1.2.1 Subsidiaries of BIG

               BIG directly or indirectly holds shares or interests in the following subsidiaries (collectively: "BIG-SUBSIDIARIES"; each of them: "BIG-SUBSIDIARY"):

               (i)  illbruck Bau-Technik GmbH, Germany

                    BIG holds 100% (in words: one hundred per cent) of the registered share capital (Stammkapital) of illbruck Bau-Technik GmbH, a German limited liability company (Gesellschaft mit beschraenkter Haftung) registered with the commercial register of the local court (Amtsgericht) of Cologne under HRB 49826). The registered share capital of illbruck Bau-Technik GmbH amounts to EUR 1,176,000.00 (in words: Euro one million one hundred and seventy six thousand) and is divided into one share with a nominal value (Nennbetrag) of EUR 1,175,500.00 (in words: Euro one million one hundred and seventy-five thousand five hundred) and one share with a nominal value (Nennbetrag) of EUR 500.00 (in words: Euro five hundred).

               (ii) illbruck Sealant Systems B.V., The Netherlands

                    BIG holds 100% (in words: one hundred per cent) of the shares in illbruck Sealant Systems B.V., a Dutch limited liability company (Besloten Vennootschap) registered with the commercial register of Rivierenland under B.V.-number 290 027. The share capital

                    (Geplaatst Aandelenkapital) of illbruck Sealant Systems B.V. amounts to EUR 267,500 (in words: Euro two hundred sixty-seven thousand and five hundred) and is divided into 5,350 (in words: five thousand three hundred and fifty) shares with a nominal value (Nennbetrag) of EUR 50 (in words: Euro fifty).

                    illbruck Sealant Systems B.V. directly or indirectly holds shares or interests in the following BIG-Subsidiaries:

                    (a)  Arkelveste B.V., The Netherlands

                         illbruck Sealant Systems B.V. holds 100% (in words: one hundred per cent) of the shares in Arkelveste B.V., a Dutch limited liability company (Besloten Vennootschap) registered with the commercial register of Rivierenland under B.V.-number 611 51. The share capital (Geplaatste Aandelenkapital) of Arkelveste B.V. amounts to EUR 226,890.11 (in words: Euro two-hundred twenty-six thousand eight hundred and ninety and Euro Cent eleven).

                    (b)  illbruck Sealant Systems Production S.A., Belgium

                         illbruck Sealant Systems B.V. holds 499 (in words: four hundred and ninety-nine) shares in illbruck Sealant Systems Production S.A., a Belgian stock company (Societe Anonyme) registered with the commercial register of Tournai under Company number 0427.432.577. The share capital of illbruck Sealant Systems Production S.A. amounts to EUR 125,000.00 (in words:
                         Euro one hundred and twenty-five thousand) and is divided into 500 (in words: five hundred) shares. The remaining share is held by Mr Fred van Gasteren.

                         illbruck Sealant Systems Production S.A. holds 100% (in words: one hundred per cent) of the shares in Eurobond S.A., a Belgian stock company (Societe Anonyme) registered with the commercial register of Tournai under company number 0460 460 879. The share capital of Eurobond S.A.. amounts to EUR 285,077.55 (in words:
                         Euro two hundred eighty-five thousand and seventy-seven and Euro Cent fifty-five) and is divided into 575 (in words: five hundred seventy-five) A-shares and 575 (in words: five hundred seventy-five) B-shares each with a nominal value (Nennbetrag) of EUR 247,89 (in words:
                         Euro two hundred forty-seven and Euro Cent eighty-nine).

                    (c)  PDR Recycling GmbH + Co KG, Germany

                         illbruck Sealant Systems B.V. holds a limited partner's interest (Kommanditanteil) in PDR Recycling GmbH + Co KG, a German limited partnership (Kommanditgesellschaft) registered with the commercial register of the local court (Amtsgericht) of Bayreuth under HRA 2539. illbruck Sealant

                         Systems B.V. holds an interest with a registered nominal amount (Haftsumme) of EUR 58,901.00 (in words:
                         Euro fifty-eight thousand nine-hundred and one) out of a total limited partners' capital (Gesamtsumme der Kommanditanteile) of EUR 708,190.00 (in words: Euro seven-hundred eight thousand and one-hundred ninety).

                    (d)  PDR GmbH, Germany

                         illbruck Sealant Systems B.V. holds 9.214% (in words: nine point two one four per cent) of the registered share capital (Stammkapital) of PDR GmbH, a German limited liability company (Gesellschaft mit beschraenkter Haftung) registered with the commercial register of the local court (Amtsgericht) of Bayreuth under HRB 2084. The registered share capital of PDR GmbH amounts to EUR 28,000.00 (in words: Euro twenty-eight thousand). illbruck Sealant Systems B.V. holds one share with a nominal value of EUR 2,580.00 (in words: Euro two thousand five hundred and eighty). PDR GmbH is the sole general partner of PDR Recycling GmbH + Co. KG without any participation in the capital (ohne Kapitalbeteiligung).

                    (e) illbruck Sealant Systems B.V. holds 100% (in words: one hundred per cent) of the shares in Asbiton AG, a Swiss stock corporation registered with the commercial register of the Kanton Zurich under company number CH-020.3.901.815-6 and currently under liquidation with the liquidation proceedings presumably completed prior to Closing Date.

                    (f) illbruck Sealant Systems B.V. holds 100% (in words: one hundred per cent) of the shares in Cocon Polska Sp.z.o.o., a Polish limited liability company registered with the commercial register of the district court of Krakow under company number KRS 0000087578 currently under liquidation with the liquidation proceedings presumably completed prior to Closing Date.

               (iii) illbruck Building Systems s.r.o., Czech Republic

                    BIG holds 100% (in words: one hundred per cent) of the shares in illbruck Building Systems s.r.o., a Czech limited liability company (Spolecnost s rucenim omezenym) registered with the commercial register of the city court of Prague under number C 1682 and ID-number 158 908 13.The share capital of illbruck Building Systems s.r.o. amounts to CZK 1,200,000.00 (in words: Czech Crowns one million and two hundred thousand).

               (iv) illbruck Systemy Uszcz. Sp.z.o.o., Poland

                    BIG holds 100% (in words: one hundred per cent) of the shares in illbruck Systemy Uszcz. Sp.z.o.o., a Polish limited liability company (Spolka z ograniczona odpowiedzialnoscia) registered with the commercial register of Krakow under number 96 230.The share capital of illbruck Systemy Uszcz. Sp.z.o.o. amounts to PLN 3,202,000.00 (in words: Polish Zloty three million and two hundred two thousand) and is divided into 3,202 (in words: three thousand and two hundred two) shares with a nominal value (Nennbetrag) of PLN 1,000.00 (in words: Polish Zloty one thousand).

               (v)  illbruck Joints et Systemes S.A.S., France

                    BIG holds 100% (in words: one hundred per cent) of the shares in illbruck Joints et Systemes S.A.S., a French stock company (Societe par Actions Simplifiee) registered with the commercial register of Strasbourg under TI-number 433 891 447 and under number 2000 B 1474. The share capital of illbruck Joints et Systemes S.A.S. amounts to EUR 2,880,000.00 (in words: Euro two million eight hundred and eighty thousand).

               (vi) illbruck Sealant Systems N.V., Belgium

                    BIG holds 99.75% (in words: ninety-nine point seven five per cent) of the shares in illbruck Sealant Systems N.V., a Belgian stock company (Naamloze Vennootschap) registered with the commercial register of Antwerpes under BTW-number 472 189 961 and HR-number 340 498. The share capital of illbruck Sealant Systems N.V. amounts to EUR 100,000.00 (in words: Euro one hundred thousand) and is divided into 400 (in words: four hundred) shares with a nominal value (Nennbetrag) of EUR 250.00 out of which 399 (in words: three hundred ninety-nine) are held by BIG and 1 (in words: one) is held by Mr Klaus Dieter Hillringhaus.

                    illbruck Sealant Systems N.V. holds 100% (in words: hundred per cent) of the shares in Colymit Contractors N.V., a Belgian stock company (Naamloze Vennootschap) registered with the Commercial Register of Antwerp under company number 0406.409.016.

                    Colymit Contractors N.V. holds 100% (in words: one hundred per cent) of the shares in Colymit N.V., a Belgian stock company (Naamloze Vennootschap) registered with the commercial register of Antwerpes under BE-number 403 812 285 and under HR-number 134 971. The share capital of Colymit N.V. amounts to EUR 141,000.00 (in words: Euro one hundred and forty-one thousand).

                    Colymit Contractors N.V. holds 100% (in words: one hundred per cent) of the shares in Caseko Sealants B.V., a Dutch limited liability company (Besloten Vennootschap) registered with the commercial register of West-Brabant. The share capital of Caseko Sealants B.V. amounts to EUR 18,151.21 (in words: Euro eighteen thousand one hundred fifty-one and Euro Cent twenty-one).

                    It is intended to merge Colymit Contractors N.V. onto Colymit N.V. prior to Closing Date.

               (vii) illbruck Bau-Technik International GmbH holds 100% (in words: one hundred per cent) of the shares in illbruck Sealant Systems Inc., a company incorporated under the laws of the US-State of Minnesota. illbruck Sealant Systems, Inc. currently is under liquidation with the liquidation proceedings presumably completed prior to the Closing Date.

          1.2.2 Subsidiaries of illbruck Holdings Ltd

               UK-Holding directly or indirectly holds shares or interests in the following subsidiaries (collectively: the "UK-SUBSIDIARIES"; each of them: "UK-SUBSIDIARY"):

               UK-Holding is the sole shareholder of Alfas Group Limited, a limited liability company duly organized under the laws of England and Wales, registered with the Companies House, London, under Company No. 2448031. Alfas Group Limited has an authorised share capital of GBP 400,000, divided into 120,000 A ordinary shares of GPB 1 each, 20,000 B ordinary shares of GBP 1 each, and 260,000 ordinary shares of GBP 1 each. The issued share capital of GBP 380,000.00 (in words: British Pound three hundred eighty thousand) is divided in 260,000 (in words: two hundred sixty thousand) ordinary shares each with a nominal value of GBP 1.00 (in words: British Pound one) and 120,000 (in words: hundred and twenty thousand) shares classified "Ordinary A" each with a nominal value of GBP 1.00 (in words: British Pound one).

               Alfas Group Limited holds shares in the following subsidiaries:

               (i) Alfas Group Limited is the sole shareholder of illbruck Sealant Systems UK Limited, a limited liability company duly organized under the laws of England and Wales, registered with the Companies House, London, under Company No. 1583503. illbruck Sealant Systems UK Limited. The issued share capital of GBP 100,000.00 (in words: British Pound hundred thousand) is divided in 100,000 (in words: hundred thousand) ordinary shares each with a nominal value of GBP 1.00 (in words: British Pound one).

               (ii) Alfas Group Limited is the sole shareholder of Compriband
                    Limited, a limited liability company duly organized under the laws of England and Wales, registered with the Companies House, London, under Company No. 2802593. The authorised and issued share capital of GBP 600,000.00 (in words: British Pound six hundred thousand) is divided in 300,000 (in words: three hundred thousand) shares classified "Ordinary A" each with a nominal value of GBP 1.00 (in words: British Pound one) and 300,000 (in words: three hundred thousand) shares classified "Ordinary B" each with a nominal value of GBP
                    1.00 (in words: British Pound one).

          The Companies, the BIG-Subsidiaries and the UK-Subsidiaries, except for Colymit Contractors N.V., Asbiton AG, Cocon Polska Sp.z.o.o. and illbruck Sealant Systems Inc., are hereinafter collectively referred to as the "GROUP COMPANIES" and each of them as "GROUP COMPANY". The shares of, including the partner's interest in, the Group Companies are collectively referred to as the "GROUP SHARES".

2 AGREEMENT TO SELL AND TRANSFER THE SHARES AND THE SELLER'S INTELLECTUAL PROPERTY RIGHTS; AGREEMENT RE ASSIGNMENT OF SELLER'S LOANS; TRANSFER OF CONTRACTS

     2.1 On and subject to the terms of this Agreement, the Seller hereby sells in personam (schuldrechtlich) the German Shares to the German Purchaser and the German Purchaser hereby accepts such sale of the German Shares.

     2.2 On and subject to the terms of this Agreement, the Seller hereby sells in personam (schuldrechtlich) the UK-Shares and the UK Loan as further specified in SCHEDULE 2.2 to the UK Purchaser and the UK Purchaser hereby accepts such sale of the UK-Shares and the UK Loan.

     2.3 On and subject to the terms of this Agreement, the Seller hereby sells in personam (schuldrechtlich) the German Loan to the German Purchaser. The German Purchaser hereby accepts such sale of the German Loan.

     2.4 On and subject to the terms of this Agreement, the Seller hereby sells in personam (schuldrechtlich) the Seller's Intellectual Property Rights as well as the IT Hardware to the German Purchaser. The German Purchaser hereby accepts the sale of the Seller's Intellectual Property Rights as well as the IT Hardware.

     2.5 The Seller hereby agrees to transfer in rem (dinglich) the German Shares, the Seller's Intellectual Property Rights, the IT Hardware and the German Loan to the German Purchaser, and the German Purchaser hereby agrees to accept such transfer of the German Shares, the Seller's Intellectual Property Rights, the IT Hardware and the German Loan. The transfer of the German Shares, the Seller's Intellectual Property Rights, the IT Hardware and the German Loan shall be conditional (aufschiebend bedingt) to

          2.5.1 the Closing Conditions having all occurred; and

          2.5.2 the Preliminary Purchase Price having been received by the Seller and the Escrow Agents as specified in Clause 3.3.1.

     2.6 The Seller and the UK Purchaser agree that the UK-Shares are not transferred by virtue of this Agreement but will be transferred with effect in rem (mit dinglicher Wirkung) at the Closing by means of a separate stock transfer deed substantially in the form as attached hereto as SCHEDULE 2.6. The Seller hereby agrees to transfer in rem (dinglich) the UK Loan to the UK Purchaser and the UK Purchaser hereby agrees to accept such transfer of the UK Loan. The transfer of the UK Loan shall be conditioned to Clause 2.5.1 and 2.5.2.

     2.7 The Shares, the Seller's Intellectual Property Rights, IT Hardware and the Seller's Loans shall be sold together with all rights and obligations attaching to them as at the Closing Date (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after the Closing Date, and profit generated during the current business year, including the period up to the Closing Date, and interest, etc.) except as contemplated otherwise in Clause 13.3.6.

     2.8 The Parties are aware that some contracts including, without limitation thereto, the contracts listed in SCHEDULE 2.8 for the provision of services, etc. (e.g. lease agreements, hardware and software licence agreements, etc.) to the Business as it has been operated in the past have been entered into by the Seller (the "CONTRACTS"). The Parties hereby acknowledge that the transfer of those Contracts requires the consent of the respective contractual partner (the "COUNTERPARTY"). The Parties shall jointly make intensive endeavours to obtain the consent of third parties if this is necessary for the transfer of the Contracts and entry into the Contracts as of Closing or without any undue delay thereafter. Should a Counterparty to any Contract not consent to the assumption of such Contract by one of the Purchasers, the Seller shall, upon request of the Purchasers, continue the respective contract for the benefit and at the expense of the Group Companies if legally possible.

3    PURCHASE PRICE; PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENT

     3.1  Purchase Price

          The "PURCHASE PRICE" to be paid by Purchasers as joint and several debtors to the Seller for the Shares, the Seller's Intellectual Property Rights, the IT Hardware and the Seller's Loans as sold and purchased hereunder shall be the aggregate of a fixed amount of EUR 115,000,000 (in words: Euro one hundred and fifteen million) ("FIXED AMOUNT") subject to the adjustments specified in Clause 3.2.

     3.2  Purchase Price Adjustments

          3.2.1 The Purchase Price shall be decreased by the Debt as defined in Clause 3.2.1 (i) below and increased by the Cash as defined in Clause 3.2.1 (ii) below.

               (i) "DEBT" shall be the aggregate consolidated nominal amount of the following financial debt obligations
                    (Finanzverbindlichkeiten) of the Group Companies as of the Effective Date:

                    (a)  liabilities from borrowings within the meaning of
                         Section 266 para 3 C no 1 HGB;

                    (b)  liabilities owed to credit institutions
                         (Verbindlichkeiten gegenueber Kreditinstituten) within the meaning of Section 266 para. 3 C no 2 HGB);

                    (c) liabilities from the acceptance of drawn bills of exchange (gezogene Wechsel) and the issue of own bills of exchange (Austellung eigener Wechsel) within the meaning of Section 266 para. 3 C no. 5 HGB;

                    (d) the amount payable pursuant to Clause 13.3.6 if BIG is a debtor thereunder;

               (ii) "CASH" shall be the aggregate consolidated amount of the following items of cash and cash equivalents of the Group Companies as of the Effective Date:

                    (a) cash, cash in banks and cash equivalents within the meaning of Section 266 para. 2 (B) (IV) HGB as well as the consolidated amount of securities (sonstige Wertpapiere) within the meaning of Section 266 para. 2 lit. (B) (III) (3) HGB.

                    (b) The amount payable pursuant to Clause 13.3.6 if the Seller is a debtor thereunder.

          3.2.2 The Purchase Price shall be increased or decreased, as the case may be, on a Euro-for-Euro basis, by any increase or decrease in the Business' Net Working Capital as of the Closing Date from EUR 33,400,000 (in words: Euro thirty three million and four hundred thousand). Such calculation is based on and derived from the Consolidated Effective Date Accounts. As used in this Agreement, "NET WORKING CAPITAL" shall mean the difference between the aggregate book values of Trade Accounts Receivable (Forderungen aus Lieferungen und Leistungen) within the meaning of section 266 paragraph 2 B II. No. 1 HGB, Inventory (Vorraete) within the meaning of section 266 paragraph 2 B I. No. 1 to 4 HGB, and Accrued Expenses (Rechnungsabgrenzungsposten) within the meaning of section 266 paragraph 2 C. HGB, minus the aggregate book value of Trade Accounts Payable (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of section 266 paragraph 3 C No. 4 HGB and Accrued Income (Rechnungsabgrenzungsposten) within the meaning of section 266 paragraph 3 D HGB.

          3.2.3 The Purchase Price shall be decreased on a Euro-for-Euro basis, by any decrease in the Group Companies' consolidated Equity as of the Closing Date from EUR - 10,000,000 (in words: Euro minus ten million). Such a calculation shall be based on and derived from the Consolidated Effective Date Accounts. As used in this Agreement, "EQUITY" shall have the meaning as given in Section 266 (3) A of the HGB. For the avoidance of doubt, it is hereby stated that if the Equity is negative (i.e. a capital deficit (nicht durch Eigenkapital gedeckter Fehlbetrag) within the meaning of section 268 para 3 of the HGB), a higher capital deficit shall lead to a decrease and a lower capital deficit shall lead to an increase in the Purchase Price Adjustment.

          3.2.4 The Parties hereby agree that each event is to be taken into consideration only once and in the following sequence: (1) Purchase Price Adjustment and (2) Guarantees.

     3.3  Preliminary Purchase Price

          3.3.1 The Seller shall at least 10 (in words: ten) Business Days prior to the Closing Date deliver to the Purchasers an estimate, calculated in good faith, of the (1) Debt and Cash, (2) the Seller's Loans, (3) Net Working Capital, and (4) the Group Companies' consolidated Equity existing on the Effective Date (the "ESTIMATED EFFECTIVE DATE STATEMENT"). The Fixed Amount increased or decreased by the Debt, the Cash, the adjustment amount of Net Working Capital and the adjustment amount of the Group Companies' consolidated Equity as shown in the Estimated Effective Date Statement, shall be the preliminary purchase price to be paid at Closing

               ("PRELIMINARY PURCHASE PRICE"). On the Closing Date, the Preliminary Purchase Price becomes due and payable and shall be credited on the same day, as follows:

               (a) 85% of the Preliminary Purchase Price shall be paid into the Seller's Account;

               (b) 15% of the Preliminary Purchase Price shall be paid into the Escrow Account (the "ESCROW AMOUNT").

          3.3.2 If on the basis of the Effective Date Statement, the Purchase Price is higher than the Preliminary Purchase Price, the Purchasers shall pay to the Seller an amount equal to the amount by which the Purchase Price exceeds the Preliminary Purchase Price. If on the basis of the Effective Date Statement the Preliminary Purchase Price is higher than the Purchase Price, the Seller shall pay to the Purchasers an amount equal to the amount by which the Preliminary Purchase Price exceeds the Purchase Price. Any such amount to be paid by either the Purchasers or the Seller ("PURCHASE PRICE ADJUSTMENT") shall be paid within 10 (in words: ten) Business Days after the Effective Date Statement has become final and binding upon the Parties in accordance with Clause 4.3 to the Seller's Account or the Purchasers' Account as the case may be. Any Purchase Price Adjustment shall bear interest as from Effective Date until the date of the actual payment at a rate per annum of 4% (in words: four per cent) above the Base Interest Rate. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 (in words: three hundred sixty) days. Any Purchase Price Adjustment due by Seller shall be paid in one amount to Purchasers; the distribution between the Purchasers shall be dealt with internally by them.

4    EFFECTIVE DATE STATEMENT

     4.1  Preparation of the Effective Date Statement

          The Purchase Price shall be bindingly determined in the Effective Date Statement.

          The "EFFECTIVE DATE STATEMENT" shall show (1) the Debt and the Cash
          (2) the Seller's Loans, (3) the Net Working Capital, and (4) the Group Companies' consolidated Equity, each existing as per the Effective Date, as well as any Purchase Price Adjustment resulting there from.

          The Effective Date Statement shall be prepared by the Seller by applying the figures of the Consolidated Effective Date Accounts. The Consolidated Effective Date Accounts shall be prepared by the Seller in accordance with German GAAP, whereby the virtual character of the consolidation has to be taken into account, using the accounting principles used in preparing the virtual consolidated accounts of the Business as of 31 December 2004. The virtual consolidated accounts of the Business as of 31 December 2004 were based on the Consolidated Audited Accounts. In the event of discrepancies between German GAAP and the principles applied in the past, German GAAP shall prevail taking the virtual character of the consolidation into account. The aforementioned determination of the Consolidated Effective Date Accounts shall include the following joint understanding of the Parties, which shall be binding for the Seller, Purchasers and Neutral Auditor, even if they deviate from the principles set forth in this third sub-paragraph of Clause 4.1.

          4.1.1 The Seller's Loans shall be accounted for at nominal value.

          4.1.2 No reserve shall be made for the costs mentioned in Clause
               13.3.7

          The Purchasers shall after the Closing Date instruct the management of each Group Company to effectively assist the Seller in the preparation of the Consolidated Effective Date Accounts and the Effective Date Statement and give the Seller and the Seller's Auditor access to any information reasonably requested by the Seller for this purpose.

     4.2  Delivery of Effective Date Statement; Work Papers

          The Effective Date Statement prepared by the Seller shall be delivered by the Seller to the Purchasers no later than 60 (in words: sixty) Business Days after the Closing Date. The Purchasers and its representatives shall have the right to examine and make copies of the work papers and other documents generated or reviewed in connection with the preparation of the Consolidated Effective Date Accounts and the Effective Date Statements.

     4.3  Binding Effect; Revised Effective Date Statement

          The determination of (1) the Debt and Cash, (2) Seller's Loans, (3) the Net Working Capital, and (4) the Group Companies consolidated Equity shall be based on the Effective Date Statement to the extent that the Purchasers does not within 30 (in words: thirty) Business Days after the receipt of the Effective Date Statement provide the Seller with a written report asserting that the Effective Date Statement received from the Seller does not meet the provisions of this Agreement by way of stating specific objections to that effect. In such event a revised Effective Date Statement shall be prepared by the Purchasers and submitted to the Seller within a further 30 (in words: thirty)-Business Day period which shall take into account the changes that are necessary in the Purchasers' view ("REVISED EFFECTIVE DATE STATEMENT"). At Seller's request Seller's Auditor shall receive all necessary assistance and shall be given access to the management of the Group Companies and to all documentation relevant for reviewing the Revised Effective Date Statement, including the working papers of the Purchasers. If no written objections are raised by the Seller within 30 (in words: thirty) Business Days following the delivery of the Revised Effective Date Statement by the Purchasers, then the Revised Effective Date Statement shall be final and binding on the Parties and the determination of (1) the Debt and Cash, (2) the Seller's Loans, (3) the Net Working Capital, and (4) the Group Companies consolidated Equity, each existing as per the Effective Date, as well as any Purchase Price Adjustment resulting there from, shall be based on the Revised Effective Date Statement.

     4.4  Arbitration Proceedings

          If, after the Seller having raised in time and due form its objections against the Revised Effective Date Statement ("OBJECTIONS"), the Parties cannot agree on the changes to the Revised Effective Date Statement within 30 (in words: thirty) Business Days following the delivery of the Objections, each Party shall be entitled to request the Institut der Wirtschaftspruefer in Deutschland e.V., Duesseldorf, to appoint an auditor to act as an arbitrator (Schiedsgutachter) ("NEUTRAL AUDITOR") to determine the correct amount of the Debt, the Cash, the Seller's Loans, the Net Working Capital and the Group Companies' consolidated Equity as at the Effective Date, if and to the extent such positions are in dispute between the Parties. The Neutral Auditor shall decide in accordance with the principles set out in Clause 4.1 on the issues in dispute within 30 (in words: thirty) Business Days after being appointed. The Neutral Auditor shall give the Parties adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of the Parties and their advisors. The Neutral Auditor shall give reasons for its decision and on all issues, which are in dispute between the Parties. The Effective Date Statement as determined by the Neutral Auditor shall be final and binding (having the effect of a Schiedsgutachten within the meaning of Sections 317 et seq. BGB).

     4.5  Costs of Reviews

          The direct, actual costs of the preparation of the Effective Date Statement as well as of the Consolidated Effective Date Accounts shall be borne by the Purchasers and all costs arising out of or in connection with the review by the Purchasers shall be borne by the Purchasers. In the case of arbitration proceedings referred to in Clause 4.4 the Neutral Auditor shall decide upon the allocation of its costs and expenses in accordance with Sections 91 et seq. ZPO.

5    TERMINATION AND CLEARING OF AGREEMENTS, ETC. AMONG RELATED COMPANIES

     5.1  Termination

          The Seller shall procure that with effect as of the Closing Date all agreements, liabilities, contingent liabilities, etc. between the Seller's Side, on the one hand and any of the Group Companies on the other hand (such agreements, liabilities, contingent liabilities, etc. listed - without limitation thereto - in SCHEDULE 5.1), except for Seller's Loans, even though listed in SCHEDULE 5.1 and the amount payable pursuant to Clause 13.3.6, are terminated in such a way that no party to any of those agreements has a claim or a liability under any of those agreements.

     5.2  Assignment and Assumption

          The Seller shall procure that prior to, or on the Closing Date

          5.2.1 the outstanding balances (including interest accrued thereon) payable to the Group Companies by the Seller's Side other than the Group Companies ("NON-SBU-ENTITIES" or each individually the "NON-SBU-ENTITY") under the intercompany financing agreements including the respective loans listed in SCHEDULE 5.2.1 or for goods delivered or for services provided or under any other agreement, each of the outstanding balances existing as per the Closing Date (herein "SELLER'S FINANCING PAYABLES") shall be assumed by the Seller with full release of the respective Non-SBU-Entity (befreiende Schulduebernahme), providing in each case the consent of the respective Group Company to such change of debtor (Zustimmung zum Schuldnerwechsel); and

          5.2.2 the outstanding balances (including interest accrued thereon) payable by the Group Companies to the Seller's Side under the inter-company financing agreements including the respective loans listed in

               SCHEDULE 5.2.1 or for goods delivered or services provided or under any other agreement each of the outstanding balances existing on the Effective Date (herein "SELLER'S FINANCING RECEIVABLES") shall be assigned (abgetreten) by the Seller's Side to the Seller; and

          5.2.3 the outstanding Seller's Financing Receivables existing as per the Effective Date payable by any of the Group Companies other than BIG to any Non-SBU-Entity shall be assumed by BIG for due consideration with full release of the respective Group Company (befreiende Schulduebernahme) providing in each case the consent of the respective Non-SBU-Entity other than the Seller to such change of debtor (Zustimmung zum Schuldnerwechsel); and

          5.2.4 the outstanding Seller' Financing Payables existing as per the Effective Date payable to any of the Group Companies other than BIG by any Non-SBU-Entity shall be assigned by the respective Group Company to BIG.

     5.3  Offsetting

          The Seller's Financing Payables as well as any outstanding balance payable by the Seller to BIG shall be offset (aufgerechnet) against the Seller's Financing Receivables as well as any outstanding payable by BIG to the Seller, each as of Closing Date (herein "OFFSETTING"). Seller shall procure that the respective debtor and creditor agree upon the balance being due at Closing Date.

          Claims resulting from the profit-and-loss pooling agreement existing between Seller and BIG shall be excluded from the offsetting. The party liable for payment of such claim under the profit-and-loss pooling agreement between Seller and BIG shall pay the due amount without undue delay as soon as the Accounts 2005 or the Revised Accounts 2005, as applicable, shall be final and binding on the Parties. Should BIG be liable for such claim, Purchasers will procure that the obligation of such payment will be fulfilled by BIG as provided for in the prior sentence.

          The Offsetting shall not result in any adjustment, positive or negative, to any element included in the calculation of the Net Working Capital or the Equity.

          The amount owed by BIG to the Seller once the Offsetting has been consummated shall be referred to as the "GERMAN LOAN".

     5.4  Clauses 5.2 and 5.3 shall not apply to the UK Loan.

6    RIGHTS AND COVENANTS BETWEEN SIGNING AND CLOSING

     6.1  Merger Control Proceedings

          6.1.1 The Purchasers shall ensure that any filings to be made with the Federal Cartel Office (Bundeskartellamt; "COMPETENT AUTHORITIES") will be made at the latest within 10 (in words: ten) Business Days after the Signing Date, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchasers also on behalf of the Seller, provided, however, that the contents of such filings shall require prior written approval of the Seller, which shall not unreasonably be withheld. Any filings with the Competent Authorities shall be provided to the Seller at least 3 (in words: three) Business Days prior to filing.

          6.1.2 The Parties shall closely co-operate in the preparation of such filings. Each Party shall without undue delay provide the other Parties with copies of any correspondence with the Competent Authorities and with copies of any written statement, order or decision of the Competent Authorities. The Parties shall closely co-operate in any discussions and negotiations with the Competent Authorities with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period possible.

          6.1.3 The Purchasers may withdraw (zuruecknehmen) filings with the Competent Authorities or agree with them on the extension of any examination period only with the express prior written consent of the Seller.

          6.1.4 Commercially or otherwise sensitive information on the Seller or any of the Seller's Affiliates other than the Group Companies - required for the merger control proceedings or other statutory or regulatory requirements ("SENSITIVE INFORMATION") shall only be provided by the Seller to the Purchasers' external advisors directly involved in such proceedings, but not to the Purchasers themselves. The Seller may refuse to provide Sensitive Information if the respective external advisors do not confirm in writing that they will keep Sensitive Information confidential and, in particular, that they will not disclose Sensitive Information vis-a-vis the Purchasers. This Clause 6.1.4 shall apply mutatis mutandis to commercially or otherwise sensitive information on the Purchasers or any of the Purchasers' Affiliates.

          6.1.5 If the Competent Authorities have not cleared the transaction contemplated by this Agreement within 4 (in words: four) months from the date of this Agreement, either Party shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate (zuruecktreten) this Agreement without liability on its part. After a termination in accordance with this Clause 6.1.5, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Contractual Parties except that Clauses 12, 15 and 16 shall remain in force and effect.

     6.2  Pre-Closing Rights and Covenants of the Seller

          6.2.1 Between the Signing Date and the Closing Date, the Seller shall procure, to the extent permissible under applicable law, that

               (i) the Group Companies conduct their business operations in the ordinary course of business and substantially in the same manner as before;

               (ii) any investment or business decision neither contained in the respective Group Company's investment plan nor otherwise to be regarded as falling within the ordinary course of business which results (A) in annual payment obligations or direct expenditures of more than EUR 250,000 (in words: Euro two hundred and fifty thousand), or (B), in the case of the signing of a contract, in annual payment obligations of either contractual party of more than EUR 150,000 (in words:
                    Euro one hundred and fifty thousand) and a duration of more than 1 (in words: one) year (each of these investments or business decisions hereinafter referred to as "INVESTMENT") shall only be taken/signed after the Purchasers have approved such Investment. If the Group Companies in relation to such Investment act in accordance with the approval or non-approval of the Purchasers, this shall neither directly nor indirectly lead to any liability of the Seller vis-a-vis the Purchasers under this Agreement, in particular on the basis of Clauses 8 to 10, unless the Seller or the Group Companies retained information available to it/them required for the assessment of the adverse consequences of such Investment;

               (iii) upon Purchasers' request, the management, employees and advisors of the Purchasers shall get reasonable access to information on the Group Companies, in particular on the development of the Business in 2005, provided that the respective persons are either bound by the Confidentiality Agreement or subject to professional secrecy obligations.

               (iv) the Purchasers are immediately informed of any change in the
                    Business that has a Materially Adverse Effect. "MATERIALLY ADVERSE EFFECT" shall mean (A) any incident that leads, on the basis of the relevant business plan, to a loss on the part of any of the Group Companies in excess of EUR 250,000 (in words: Euro two hundred and fifty thousand), or (B) the termination of a contract entered into by any of the Group Companies with annual payment obligations of either contractual party in excess of EUR 150,000 (in words: Euro one hundred and fifty thousand);

               (v) upon written request by the UK Purchaser, the Seller shall procure that illbruck Sealant Systems UK Ltd. exercises its termination right regarding its lease agreements for the Coalville real estate with effect as of 31 January 2006, provided that such written request is received by the Seller by 28 July 2005 at the latest.

          6.2.2 Until the Effective Date the Seller shall have the right to procure that the Group Companies assign to him the claims (Forderungen) listed in SCHEDULE 6.2.2.

          6.2.3 The Seller shall use its reasonable best efforts (nach Kraeften bemuhen) to obtain all Third Party approvals, consents and authorisations which are necessary for the continuation by any of the Group Companies, without breach or default as a result of this Agreement, of all contracts containing a change of control clause.

          6.2.4 Seller shall procure that the profit and loss pooling agreement (Ergebnisabfuehrungsvertrag) between Seller and BIG shall be terminated as of Effective Date.

          6.2.5 Seller shall inform the German Purchaser immediately after having become aware of any breach of Seller's Guarantees between the Signing Date and the Closing Date and start the remediation of such breach irrespective of Purchasers' rights pursuant to Clause 7.2.4.


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
7    CLOSING; CLOSING CONDITIONS

     7.1  Closing; Closing Date

          Unless the Parties agree otherwise, the consummation of the transaction contemplated in this Agreement ("CLOSING") shall take place at 2.00 pm (CET) at the offices of Linklaters Oppenhoff & Raedler, Prinzregentenplatz 10, 81675 Munich and when the Closing Conditions set forth in Clause 7.2 are satisfied (or are duly waived by mutual agreement of the Parties) on the last Business Day of the respective calendar month, provided that, in the event the amendments of the respective business year (Geschaeftsjahr) of the Group Companies listed in SCHEDULE 7.1 to commence on the Effective Date have not been approved by or registered with effect with the competent authorities (in particular the Tax Authorities and the Commercial Register), the Seller may postpone the Closing by providing the Purchasers with at least 2 (in words: two) Business Days written notice prior to the otherwise scheduled Closing of such non-approval or non-registration. In such case, Closing shall occur on the last Business Day of the calendar month in which the Seller provides the Purchasers with at least 2 (in words: two) Business Days written notice prior to this last Business Day that the change of the business year has been registered or will be registered prior to Closing.

          The date on which the Closing shall occur in accordance with this Clause 7.1 shall herein be referred to as the "CLOSING DATE".

     7.2  Closing Conditions

          The consummation of the transaction contemplated in this Agreement shall be subject to the satisfaction of the following conditions to Closing ("CLOSING CONDITIONS", each a "CLOSING CONDITION"):

          7.2.1 Dresdner Bank AG and Sparkasse Leverkusen have confirmed in writing that the pledge of the shares in illbruck Holdings Ltd. has been terminated and that they no longer have any rights in the shares in illbuck Holdings Ltd and the Dresdner Bank AG has further released BIG and illbruck Bau-Technik GmbH from the contingencies listed under No. 7 and 8 in Schedule 8.1.10.(i).

          7.2.2 Merger control clearance by the Competent Authorities has been obtained or is deemed to have been obtained pursuant to applicable statutory law.

          7.2.3 The consultation/information of the French works Council has taken place.

          7.2.4 If a Material Adverse Change shall have occurred, the Seller shall have accepted the Purchaser's Modification Proposal.

               (i) "MATERIAL ADVERSE CHANGE" shall mean the occurrence of any one or more of the following after the Signing Date and prior to the Closing Date:

                    (a) any damage to or destruction of assets of any of the Group Companies, irrespective of cause, which assets have a value of EURO 5 million (in words: Euro five million) or more;

                    (b) except for tax audits (Betriebspruefungen) the commencement of any governmental investigation into the business of any one or more of the Group Companies which, if adversely determined, can reasonably be expected to result in a financial cost or other adverse financial impact to the Group Companies of EUR 5 million (in words: Euro five million) or more;

                    (c) the occurrence of any event which if adversely determined can reasonably be expected to expose one or more of the Group Companies to an Environmental Claim of EUR 5 million (in words: Euro five million) or more; or

                    (d) if, at the Closing Date, any four or more of the following six Key Employees are no longer employed by the Group Companies for any reason: Reiner Eisenhut, Walter Geyer, Dr. Juergen Hess, Klaus Dieter Hillringhaus, Fred van Gasteren and Matthias Wagner.

               (ii) Upon the occurrence of Material Adverse Change, the
                    Purchasers shall be obligated, at their election, to: (A) consummate the transaction contemplated herein on the terms set forth in this Agreement or (B) propose to the Seller reasonable adjustments to the terms of this Agreement, including adjustments to the Purchase Price, generally designed in so far as is practicable, to put the Purchasers in the position they would have been in had the Material Adverse Change not occurred (a "MODIFICATION PROPOSAL"). If the Seller shall not have accepted the Purchaser's Modification Proposal within 10 days of the date thereof, the Purchasers may terminate this Agreement without any liability to the Seller whatsoever.

     7.3  Obligations with Respect to the Closing Conditions

          The Parties undertake to use their best efforts and to cause the Closing Conditions to be satisfied as soon as possible. With regard to the merger control clearance, the obligations of the Seller and the Purchasers are more specifically set out in Clause 6.1 above. The Parties shall inform each other in writing within a period of 2 (in words: two) Business Days of the fact that a Closing Condition has been satisfied, by which act the due fulfilment of this Closing Condition shall be deemed to have been satisfied.

     7.4  Actions on Closing

          7.4.1 On Closing, the Seller shall deliver or make available to the Purchasers evidence that the person(s) acting in the name and on behalf of the Seller is/are authorised to execute this Agreement.

          7.4.2 On Closing, each Purchaser shall deliver or make available to the Seller evidence that the person(s) acting in the name and on behalf of the respective Purchaser is/are authorised to execute this Agreement.

          7.4.3 On Closing, after the performance of the Seller's obligations set forth in Clause 7.4.1 the Purchasers shall pay the Preliminary Purchase Price to the Seller in the way specified in the last sentence of Clause 3.3.1.

          7.4.4 On Closing, the Seller shall deliver to the Purchasers a statement substantially in the form set out in SCHEDULE 7.4.4, stating that all agreements, etc. (except for Seller's Loans) to be terminated pursuant to Clause 5 have been terminated.

          7.4.5 On Closing, simultaneously (Zug um Zug) with the payment of the Preliminary Purchase Price the Seller shall transfer the UK-Shares to the UK Purchaser by way of a separate stock transfer deed as set out in Clause 2.6 and, further, the IP-Agreement as described in greater detail in Clause 13.4 shall enter into force.

          7.4.6 On Closing, the Seller and the Purchasers shall sign a cross-receipt, substantially in the form as set forth in SCHEDULE 7.4.6, evidencing (I) the fulfilment of the Closing Conditions set forth in Clause 7.1, and (II) the receipt by the Seller of the Preliminary Purchase Price.

          7.4.7 Once the cross-receipt has been signed pursuant to Clause 7.4.6, the agreement in the form set forth in SCHEDULE 7.4.7 (the "LEVERKUSEN LEASE AGREEMENT") shall enter into force.

     7.5  Consequences of Non-Compliance/Failure of Closing

          7.5.1 Rights in the Case of Non-Compliance

               If the Seller or the Purchasers fail to comply with any obligation set forth in this Clause 7, the Purchasers, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by any of the Purchasers, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to either the Seller or the Purchasers as the case may be:

               (i) to fix a new date for Closing (not being more than 30 (in words: thirty) Business Days after the initial Closing Date) in which case the provisions of this Clause 7, in particular Clause 7.5.1(ii), shall apply to Closing as so deferred but provided such deferral may only occur once; or

               (ii) to terminate (zuruecktreten) this Agreement without
                    liability on its part. After a termination in accordance with this Clause 7.5.1, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Contractual Parties except that Clauses 12, 15 and 16 shall remain in force and effect.

          7.5.2 Right in the Case of Failure of Closing

               If the Closing has not occurred within a period of 5 (in words:
               five) months commencing with the Signing Date, either Party may terminate (zuruecktreten) this Agreement. Any termination under this Clause 7.5.2 shall be valid only if the recipient Party has received such written notice of termination prior to the date on which the relevant Closing Condition has been satisfied or waived. The last sentence of Clause 7.5.1(ii) shall apply mutatis mutandis.

8    SELLER'S GUARANTEES; SELLER'S BEST KNOWLEDGE

     The Seller hereby guarantees to the Purchasers by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbstaendiges Garantieversprechen im Sinne des Section 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Clause 9 hereof or otherwise in this Agreement that the statements set forth in Clause 8.1 are complete and correct as of the Signing Date and on the Closing Date (collectively: "SELLER'S GUARANTEES"). The Seller's Guarantees are not granted, and shall not be qualified and construed as, quality guarantees in relation to the object of the purchase (Garantien fuer die Beschaffenheit der Sache) within the meaning of Sections 443, 444 2nd alternative BGB, respectively, that Section 444 2nd alternative BGB shall not and does not apply to the Seller's Guarantees.

     8.1  Seller's Guarantees

          8.1.1 Corporate Issues and Authority of the Seller

               (i) The statements in Clause 1 hereof regarding the Group Companies are complete and correct. The Group Companies have been duly established and validly exist under the laws of their respective jurisdiction.

               (ii) The Group Shares have been validly issued, are fully paid in, either in cash or in kind, have not been repaid and are free from any in rem encumbrances (dingliche Rechte), they are not subject to additional unilateral calls for capital by the issuer (Nachschusspflichten) and there are no pre-emptive rights, options or other direct or indirect rights of Third Parties to acquire any of the Group Shares, in each case except under statutory law or under the articles of association of the respective Group Company or except listed in SCHEDULE 8.1.1(II); the pledge of shares listed under no. 1 in SCHEDULE 8.1.1(II) shall be terminated prior to the Closing Date.

               (iii) No insolvency proceedings concerning any of the Group
                    Companies have been applied for or been opened and, to the Seller's Best Knowledge, no circumstances exist which would require an application for any insolvency proceedings.

               (iv) The Seller is entitled to freely dispose of the Shares without such a disposal infringing any rights of a Third Party. The only Third Party consents required for the Signing and consummation of this Agreement are set forth in Clause 7.2.

               (v) The execution and performance by the Seller of this Agreement and the consummation of the transaction contemplated hereby are within the powers of the Seller and have been duly authorized by all necessary company action on part of the Seller.

               (vi) The execution and performance by the Seller of this
                    Agreement and the consummation of the transaction contemplated herein do not violate the Articles of Association of the Seller or any applicable law, regulation, judgment or injunction binding on the Seller, and there is no action, lawsuit, investigation or proceeding pending (rechtshaengig) against, or, to the Seller's Best Knowledge, threatened in writing against, the Seller before any court, arbitration panel or governmental authority which challenges or seeks to prevent the transaction contemplated herein.

          8.1.2 Tax Filing and Payment; Financial Statements

               (i) The Companies have duly and timely made all Tax filings due, and have paid all Taxes due and payable.

               (ii) The Seller has delivered to the Purchaser the unaudited consolidated balance sheets, income statements, and cash flow statements of the Group Companies at December 31, 2004 and May 31, 2005 (the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Group Companies and present a true and fair view of the financial position of the Business, and the results of operations and cash flows of the Business at the respective dates and for the respective periods then ended in accordance with German GAAP, consistently applied.

               (iii) All shares held by BIG in Group Companies having the legal form of a corporation, except for the shares in Illbruck BauTechnik GmbH, acquired by BIG in course of the conversion of Illbruck Bau Technik GmbH & Co. KG into the legal form of a GmbH, as of the Effective Date are not subject to capital gains taxation pursuant to Section 8b paragraph 4 of the German Corporation Income Tax Act (Koerperschaftsteuergesetz).

               (iv) As at the Effective Date, BIG is entitled to a Corporation
                    Income Tax Refund Potential (Koerperschaftsteuerguthaben) within the meaning of Section 37 of the Corporation Income Tax Act (Koerperschaftsteuergesetz) equal to or higher than 3/7 (in words: three sevenths) of the positive portion of the retained earnings within the meaning of Section 30 paragraph 2 no. 2 of the Corporation Income Tax Act in the version of Article 4 of the Act dated 14 July 2000 (herein referred to as EK02).

          8.1.3 Real Property

               (i) SCHEDULE 8.1.3(I)-1 contains a list of real property owned by the Group Companies and rights equivalent to real property (grundstuecksgleiche Rechte), including, but not limited to, hereditary building rights ("OWNED REAL PROPERTY"). SCHEDULE 8.1.3(I)-2 contains a set of copies of recent excerpts of the land registers (Grundbuecher) and similar registers for all Owned Real Property, evidencing all land charges (Grundpfandrechte) or other encumbrances (beschraenkte dingliche Rechte) which require registration in such register (each an "ENCUMBRANCE"). To the Seller's Best Knowledge, there are no applications for registration pending, nor are there any Third Party rights which are not registered but which ought to be registered. There are no pre-emptive rights, options or other direct or indirect rights of Third Parties to acquire any of the Owned Real Property, whether in whole or in part, however, in each case except under statutory law or except listed in SCHEDULE 8.1.3(I)-1 or shown in SCHEDULE 8.1.3(I)-2.

               (ii) SCHEDULE 8.1.3(II) contains a complete and correct list of real property leased or rented by the Group Companies, in each case indicating (1) whether as lessee or as lessor, (2) the respective lessee's lease payment obligations under the lease agreements, (3) the duration of each lease, (4) the notice periods, and (5) whether or not a renewal option (if any) needs to be exercised prior to 31 December 2005 in order to extend the lease (the "LEASED REAL PROPERTY", together with the Owned Real Property the "REAL PROPERTY"). Each lease listed in SCHEDULE 8.1.3(II) is valid and binding and in full force and effect and no party thereto is in default therewith.

               (iii) All of the buildings, structures, other improvements and fixtures of the Real Property conform in all material respects to applicable health, fire, safety, zoning and building laws and ordinances and administrative regulations, provided, however, that any non-compliance shall be regarded irrelevant for the purpose of this Clause 8.1.3(iii) unless such non-compliance has detrimental financial effects on the respective Group Company exceeding EUR 10,000 (in words:
                    Euro ten thousand) in the individual case of non-compliance or, in the case of a series of non-compliances arising from substantially identical facts or circumstances, exceeding EUR 100,000 (in words: Euro one hundred thousand) in the aggregate.

               (iv) All of the buildings, structures, other improvements and fixtures of the Owned Real Property are in good working condition and repair, normal wear and tear excepted, except as provided for in SCHEDULE 8.1.3(IV).

               (v) No subsidies have been received with regard to the Owned Real Property since its acquisition by any of the Group Companies, and the Owned Real Property is not subject to monument protection. To the Seller's Best Knowledge this applies mutatis mutandis to the Leased Real Property.

               (vi) There are no unfulfilled requirements of supply companies
                    (electricity, gas, water and waste water or the disposal of rubbish) addressed in writing or unfulfilled requirements of a public-law nature imposed by the competent authorities in writing regarding the present condition of the Owned Real Property and, to the Seller's Best Knowledge, regarding the present condition of the Leased Real Property.

               (vii) All development measures under the pertinent construction codes, the building planning and permit ordinances and similar laws of the respective countries
                    (Erschliessungsmassnahmen) with regard to the Owned Real Property have been fully paid for.

               (viii) Each Real Property can be accessed by vehicles typically used for the Business at least to the same extent this was possible during the last 12 (in words: twelve) months prior to the Signing Date; to the Seller's Best Knowledge there are no indications that this will change after the Signing Date.

          8.1.4 Material Assets, Information Technology, Material Contracts

               (i) Each of the Group Companies owns, or holds lawful possession of, all material assets which are necessary to carry on the Business in substantially the same manner as it has been carried on in the 12 (in words: twelve) months prior to the Signing Date ("MATERIAL ASSETS"). Except as set forth in
                    Schedule 8.1.4 (i), all Material Assets are in working condition, in a good state of preservation corresponding to normal use, have been properly maintained and - insofar as is applicable - the necessary construction engineering and safety inspections have always been carried out with regard thereto.

               (ii) Each of the Group Companies is in lawful possession of or has a valid usage licence for, or has acquired lawful ownership of all IT necessary to carry on the Business in substantially the same manner in which it was carried on in the 12 (in words: twelve) months prior to the Signing Date.

               (iii) The contracts listed in SCHEDULE 8.1.4(III) constitute all
                    Material Contracts. Each of the Material Contracts is valid and binding and in full force and effect and no party thereto is in default therewith.

               (iv) The inventory specified in accordance with Section 266 B.I.
                    HGB of the Group Companies which will be shown in the Consolidated Effective Date Account ("INVENTORY") will have been acquired in the ordinary course of business. The Inventory is usable and saleable in the ordinary course of business.

          8.1.5 Intellectual Property Rights

               (i) The patents, design patents, trademarks, trade names, utility models, copy rights, internet domain names, unpatented inventions, recipes and respective applications which are listed in SCHEDULE 8.1.5(I), together with formulae, processes, designs and know-how used by the Group Companies in the last 36 (in words: thirty-six) months prior to the Signing Date, constitute the intellectual property rights of the Business ("INTELLECTUAL PROPERTY RIGHTS"). The Intellectual Property Rights are lawfully owned or have been applied for by the Group Companies or will be transferred lawfully as of the Closing Date to the German Purchaser. There are no licence agreements with Third Parties for the licensing of any of the Intellectual Property Rights.

               (ii) Except as set out in SCHEDULE 8.1.5(II)-(1), the
                    Intellectual Property Rights are not subject to any pending (rechtshaengig) proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the Business taken as a whole and, to the Seller's Best Knowledge, no such proceedings are threatened in writing. To the Seller's Best Knowledge, the Intellectual Property Rights are neither being materially infringed by Third Parties nor do they materially infringe intellectual property rights of Third Parties, except for the Intellectual Property Rights listed in SCHEDULE 8.1.5(II)-(2) in relation to which conflicts may arise.

               (iii) Except for employee inventions, none of the past or present employees, officers or directors of any of the Group Companies has any rights in any of the Intellectual Property Rights, nor has any person made in writing any claim to any of the Intellectual Property Rights.

               (iv) SCHEDULE 8.1.5(IV) contains a complete list of all
                    intellectual property rights licensed by one or more of the Group Companies from Third Parties ("LICENSED INTELLECTUAL PROPERTY RIGHTS"), stating (1) the parties to such licence agreement, (2) its commencement date and (3) its expiry date. Each of the licence agreements listed in SCHEDULE 8.1.5(IV) is valid and binding and in full force and effect and no party thereto is in default therewith.

               (v) Together with the Licensed Intellectual Property Rights, the Intellectual Property Rights comprise all intellectual property used, held or necessary to operate the Business as it is currently conducted and was conducted in the last 12 (in words: twelve) months prior to the Signing Date.

          8.1.6 Employment

               (i)  There are no collective bargaining agreements
                    (Tarifvertraege) by which any of the Group Companies is bound.

               (ii) SCHEDULE 8.1.6(II) contains the following information with regard to the Relevant Employees:

                    -    surname,

                    -    first name,

                    -    date of joining,

                    -    working full-time or part-time,

                    - forecast annual salary 2005 (without commission) based on the salary in the first 5 months of 2005,

                    -    bonus, commission sums received 2004,

                    -    bonus, commission entitlements 2005,

                    -    travel costs flat-rate monthly,

                    -    disabled/maternity leave,

                    -    pre-retirement part-time work (Altersteilzeit),

                    -    member of Works Council,

                    -    company car,

                    -    notice period,

                    -    pension entitlement;

               (iii) There are no other labour disputes pending (rechtshaengig)
                    except as set forth in SCHEDULE 8.1.6(III).

               (iv) There are no other pension plans except as set forth in
                    SCHEDULE 8.1.6(II).

               (v) The Group Companies have claimed the rights in all notified employee inventions within the time limits provided for by law. All payments due under the respective employee invention laws for used inventions have been made.

               (vi) None of the Group Companies maintains a share option scheme whereby an employee of any of the Group Companies is entitled to acquire shares in any of the Group Companies, nor has any current or former employee of any of the Group Companies acquired any not yet fully satisfied claim under such a share option scheme.

               (vii) Except set forth otherwise in SCHEDULE 8.1.6(VII), no current Key Employee of any of the Group Companies has notified the Seller or the respective Group Company (being the employer) in writing of his or her intention to terminate his/her employment relationship, and the Seller has no reason to believe that any Key Employee wishes to terminate his/her employment relationship prematurely. For the purposes of Clauses 8.1.6(vii) and 8.1.6(viii), "KEY EMPLOYEE" shall mean any person listed in SCHEDULE 8.1.6(VII).

               (viii) None of the Key Employees has been promised by any of the
                    Group Companies a stay bonus or a transaction bonus.

               (ix) All employees transferred from the Seller to any of the
                    Group Companies in the last 6 (in words: six) months prior to the Closing Date were working in the last 12 (in words: twelve) months prior to being transferred predominantly for the Business.

               (x) The Dutch Companies do not have an agreement or other arrangement with any trade union or other body representing its employees or any of them and the Dutch Companies do not have any dispute with any such body, and no such dispute is anticipated.

               (xi) The Dutch Companies are not involved in any industrial or trade disputes (betriebsverfassungsrechtliche
                    Streitigkeiten) or any dispute or negotiation regarding a claim of material importance with any trade union or association or trade unions or organisations or body of employees, and no such dispute is anticipated.

          8.1.7 Insurance

               The Group Companies maintain liability (Haftplichtversicherung), product liability (Produkthaftpflichtversicherung), casualty (Unfallversicherung), property loss (Sachversicherung) and insurance cover against other material risks upon the Business. With respect to the Group Companies and the operation of the Business, in the 2 (in words: two) years prior to the Signing Date, the Group Companies have not been refused any insurance nor has their coverage been limited by any insurance company to which they have applied for insurance or with which they have carried insurance. All insurance premiums due and payable have been paid (other than retroactive or retrospective premium adjustments which are not yet, but which may be, required to be paid with respect to any period ending prior to the Closing Date), and, as of the Signing Date, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. For a period of 2 years after the Closing Date the Seller shall maintain its D&O insurance coverage in the same form as before the Closing Date.

          8.1.8 Litigation, Product Claims, Compliance with Laws

               (i) Except as disclosed in SCHEDULE 8.1.8(I), there is no written and reasonably detailed statement of claim (Anspruchsschreiben), action, suit, proceedings or investigation (limited, in the case of investigations, to investigations by or before any government department, commission, board, bureau, agency or instrumentality -domestic or foreign), other than product claims, which are subject solely to Clause 8.1.8(ii) below, pending (rechtshaengig) or, to the Seller's Best Knowledge, threatened in writing against any Group Company involving any matter of more than EUR 100,000 (in words: Euro one hundred thousand) individually, not including, however, collection matters in the ordinary course of business.

               (ii) Except as disclosed in SCHEDULE 8.1.8(II), in the three-year period prior to the Closing Date, none of the Group Companies has received in connection with any product manufactured, sold or distributed by any of them in writing

                    (a)  any claim of personal injury or death; or

                    (b) any claim of property damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case with an amount in dispute exceeding EUR 100,000 (in words: Euro one hundred thousand).

                    other than claims which were resolved at the business level through credit or replacement of goods or allowance therefor.

               (iii) Each of the Group Companies is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental entity of any jurisdiction in which such Group Company operates (including Environmental Laws) provided, however, that any non-compliance shall be regarded irrelevant for the purpose of this Clause 8.1.8(iii) unless such non-compliance has detrimental financial effects on the respective Group Company exceeding EUR 10,000 (in words: Euro ten thousand) in the individual case of non-compliance or, in the case of a series of non-compliances arising from substantially identical facts or circumstances, exceeding EUR 100,000 (in words: Euro one hundred thousand) in the aggregate.

          8.1.9 Public Law Permits, Environmental; Subsidies

               (i) The Group Companies possess all material public-law permits, concessions and licences necessary to conduct its current operations taken as a whole (including material permits, concessions and licences necessary under any Environmental
                    Laws) ("PUBLIC LAW PERMITS"). To the Seller's Best Knowledge no circumstances exist which could justify a revocation of such Public Law Permits, and all material conditions in connection with such Public Law Permits are being complied with.

                    None of the Public Laws Permits or any of the conditions of any of the Public Laws Permits are personal or dependent on any companies other than the Group Companies.

               (ii) Except as set forth in SCHEDULE 8.1.9(II),

                    (a) none of the Group Companies is subject to pending or, to the Seller's Best Knowledge, threatened (in writing) administrative (behoerdliche Verfahren) or court proceedings (Gerichtsverfahren) on the grounds of violating Public-law Permits or Environmental Laws, including, without limitation, disposal and/or storage of industrial effluent, sewage (Abwasser) and other waste;

                    (b) no Environmental Claims are pending (rechtshaengig) or, to the Seller's Best Knowledge, threatened (in writing) with regard to the Business.

               (iii) The products, particularly the raw materials, used by the
                    Group Companies in the production process are lawfully permitted to be used in such a production process under the applicable Environmental Laws.

               (iv) None of the Group Companies has received any subsidies which may be reclaimed by the granting authorities.

          8.1.10 Contingent Obligations; Corporate Liability Arising From Restructuring

               (i) The Group Companies do not have any contingent obligation (such as - without limitation thereto - Buergschaften, gesamtschuldnerische Haftung, etc.) for the Seller's Side, except those set forth in SCHEDULE 8.1.10(I).

               (ii) The Group Companies will not be held liable for (1) any liability not related to the Business of any liquidated company in which they held a share or interest, or (2) unassumed liabilities of companies whose assets were taken over by any Group Company, or (3) any liability related to a business other than the Business, formerly operated by any of the Group Companies or any of their subsidiaries at that time spun off or otherwise transferred prior to Closing from any of the Group Companies, in each case provided that such liability is neither reflected in the respective Group Company's annual accounts nor partially or in whole compensated by a benefit any of the Group Companies avails of due to circumstances covered by this Clause 8.1.10(ii). This Clause 8.1.10(ii) shall include the following companies:

                    -    illbruck Sanitaer-Technik GmbH

                    -    illbruck Akustiksysteme GmbH

                    -    illbruck Sealant Systems Inc., USA

                    -    Asbiton AG, Switzerland

                    -    illbruck Bau AG, Switzerland

                    -    Sealstrip Holdings Ltd., England

                    -    Sealstrip Ltd., England

                    -    Sealants Express Ltd., England

                    -    Revac S.A., France

                    -    Cocon Polska Sp. z.o.o., Poland

                    -    Colymit Contractors N.V., Belgium

                    -    illbruck s.r.l., Italy

                    -    illbruck S.a.r.l., France.

               (iii) The Group Companies will not be held liable by Third
                    Parties for any debt of legal entities which were merged with any of the Group Companies prior to Closing, insofar as such debt is not related to the Business as conducted by the Group Companies as of the Closing Date or in the last 12 (in words: twelve) months prior to the Closing Date.

               (iv) The Group Companies will not be held liable for any
                    asbestos-related claims arising from the operation or occupancy of the Coalville real estate or production and sale of products from that site.

          8.1.11 Ordinary Course of Operation Since the Accounts Date

               Since 1 January 2005 the Business has been carried on in the ordinary course substantially in the same manner as before.

     8.2  No other Seller's Guarantees

          The Purchasers explicitly acknowledge to purchase and acquire the Shares and the Business in the condition they are in on the Closing Date based upon the inspection, examination and determination with respect thereto performed in their interest, and to undertake the acquisition based upon the inspection, examination and determination performed in their interest without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Seller except for the Seller's Guarantees as well as indemnities and covenants explicitly given by the Seller under this Agreement.

     8.3  Seller's Best Knowledge

          For the purpose of this Agreement, "SELLER'S BEST KNOWLEDGE" shall mean that the persons listed in SCHEDULE 8.3-(1) neither have actual knowledge (positive Kenntnis) nor are they deemed to have knowledge after having exercised reasonable care, and, after due inquiry of the persons listed in SCHEDULE 8.3-(2) as can be reasonably expected of a seller, acting prudently according to orderly business practice, that the relevant statement in the Seller's Guarantees contained in this Clause 8 is incorrect.

9    REMEDIES FOR BREACH OF SELLER'S GUARANTEES

     9.1  Types of Remedies and Recoverable Damages

          In the event of any breach or non-fulfilment by the Seller of any Seller's Guarantee the Seller shall at its sole discretion either (I) put the respective Purchaser into the position this Purchaser would have been in had the Seller's Guarantee not been breached (restitution in kind; Naturalrestitution), or (II) pay to the respective Purchaser monetary damages (Schadenersatz in Geld).

     9.2  Provision for Damage and Loss

          The Seller shall not be liable for, and the Purchasers shall not be entitled to claim for, any damage or losses of the Purchasers for a breach of a Seller's Guarantee if and to the extent that

          9.2.1 the matter to which the claim relates is provided for in the Consolidated Effective Date Accounts; or

          9.2.2 a valid and enforceable claim for repayment or indemnification against a Third Party exists, including, but not limited to, claims under existing insurance policies.

     9.3  De Minimis Amount, Threshold Amount and Aggregate Liability

          9.3.1 De Minimis Amount

               The Purchasers shall only be entitled to any claims for breach of any Seller's Guarantee to the extent each individual claim (or a series of claims arising from substantially identical facts or circumstances) exceeds an amount of EUR 50,000 (in words: Euro fifty thousand) ("DE MINIMIS AMOUNT"). Where the liability agreed or determined in respect of any such claim or series of claims exceeds the De Minimis Amount, the liability of the Seller shall be limited to the amount of the excess.

          9.3.2 Threshold Amount

               The Seller shall not be liable for breach of any Seller's Guarantee in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable for breach of any Seller's Guarantee exceeds EUR 500,000 (in words:
               Euro five hundred thousand) ("THRESHOLD AMOUNT"). Where the amount agreed or determined in respect of all claims referred to in this Clause 9.3.2 exceeds the Threshold Amount the liability of the Seller shall be for the entire amount and not only for the excess.

          9.3.3 Aggregate Liability

               The aggregate liability of the Seller under this Agreement including, but not limited to, any and all claims for breach of any of the Seller's Guarantees other than the Seller's Guarantees given in Clauses 8.1.1(i), 8.1.1(ii), 8.1.1(iv), 8.1.10 and 10
               shall not exceed the Escrow Amount. The aggregate liability of the Seller for breach of the Seller's Guarantees given in Clauses 8.1.1(i), 8.1.1(ii), 8.1.1(iv), 8.1.10 and Clause 10 shall be limited to the Purchase Price.

     9.4  Contingent Liabilities and Minority Shareholdings

          9.4.1 The Seller shall also be liable for breach of any Seller's Guarantee in respect of any liability which is contingent, but the payment obligation shall only arise when the contingent liability becomes an actual liability due and payable.

          9.4.2 In relation to PDR Recycling GmbH + Co KG and PDR GmbH Clause 8 shall not apply except for Clauses 8.1.1(i) and 8.1.1(iv).

     9.5  Notification of Seller; Procedure in the Case of Third Party Claims

          9.5.1 In the event that in connection with a breach of a Seller's Guarantee any claim or demand of a Third Party is asserted against either Purchaser or any of the Group Companies (for the purposes of this Clause 9.5: the "RELEVANT COMPANY"), the respective Purchaser shall (I) make available to the Seller a copy of the Third Party claim or demand, and a copy of all documents necessary to defend the Relevant Company against such claim and (II) inform the Seller whether the Relevant Company intends to defend against the Third Party claim.

               (i) If the Relevant Company defends against the Third Party claim, the Seller shall throughout the whole proceedings be entitled to all information related to the Third Party claim and to be represented by its own counsel in the respective proceedings. Prior to their filing with the respective court or arbitration panel the Seller shall be provided with any written submission. The Seller may require that the claim be litigated in accordance with its instructions.

               (ii) If the Relevant Company decides not to defend, the Seller shall have the right to defend the Relevant Company against the Third Party claim by all appropriate proceedings and shall have the power to direct such defence. In particular, the Seller may (I) participate in and direct all negotiations and correspondence with the Third Party relating to the Third Party claim, (II) appoint and instruct counsel acting, if necessary, in the name of the Relevant Company, and (III) require that the claim be litigated in accordance with the Seller's instructions. The Seller shall conduct such proceedings in good faith with due regard to the concerns of the respective Purchaser and the Relevant Company.

               (iii) In no event shall the Relevant Company be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Seller's prior written consent to the extent that such claims may result in a liability of the Seller under Clauses 8 through 10.

               (iv) The respective Purchaser and the Relevant Company shall, at their expense, fully cooperate with the Seller in the defence of any Third Party claim, provide the Seller and its respective representatives (including, for the avoidance of doubt, its advisors) reasonable access during normal business hours to all relevant business records and documents and permit the Seller and its respective representatives to consult with the directors, employees and representatives of the Relevant Company.

          9.5.2 To the extent that the Seller is in breach of a Seller's Guarantee, all costs and expenses reasonably incurred by the Seller and the Relevant Company (including advisors' fees) in defending a Third Party claim shall be borne by the Seller. If it turns out that the Seller was not in breach, any costs and expenses reasonably incurred by the Seller and the Relevant Company in connection with the defence (including advisors' fees) shall be borne by the Purchasers.

          9.5.3 The failure of the Purchasers to comply with their obligations under this Clause 9.5 shall release the Seller from its respective obligation(s) under Clauses 8 and 9 unless the non-compliance of the Purchasers with their obligations under this Clause 9.5 has not caused a loss to the Seller.

     9.6  Maturity of Claims depending on further Precondition; Expert's
          Decision

          9.6.1 Precondition to Maturity (Faelligkeitsvoraussetzung)

               The Seller's Guarantees contained in Clauses 8.1.3(iii) and 8.1.8(iii) shall only become due if one of the following events occurs:

               (i) a final (bestandskraeftig) and enforceable (vollziehbar) or immediately enforceable (sofort vollziehbar) order, decree or demand is issued by any governmental authority (Behoerde), or

               (ii) a court judgment or an amicable settlement (in court or outside court, gerichtlicher oder aussergerichtlicher Vergleich) is rendered in connection with a private party claim provided that such settlement is binding upon the Seller due to its consent; or

               (iii) the Expert's decision has become final and binding on the
                    Parties pursuant to Clause 9.6.2.

               In the case of Clauses 9.6.2(i) and 9.6.2(ii), Clause 10.2 shall apply mutatis mutandis.

          9.6.2 Expert's Decision

               (i) If in the Purchasers' assessment a Seller's Guarantee contained in Clauses 8.1.3(iii) or 8.1.8(iii) is breached and within a period of 4 (in words: four) weeks commencing with the delivery of a respective notice to the Seller the Parties cannot agree upon how to resolve the matter in dispute, an expert ("EXPERT") may be appointed by (A) the Parties, or (B), if the Parties fail to agree on a person within the mentioned four-weeks-period, upon request of either Party by the President of Gesamtverband der Kunsstoffverarbeitenden Industrie e.V., Frankfurt am Main ("GKV").

               (ii) The Expert shall be a person who, considering his/her education and occupational experience, (A) is sufficiently acquainted with the industrial standards and the cost-benefit calculations usually applied in companies of similar size and ownership structure to the Group Companies and engaged in similar types of business and operations, (B) has the expertise to decide on the matter in dispute, and
                    (C) legally and economically independent from both the Seller's Side and the Purchasers' Side.

               (iii) The Expert, acting as third party pursuant to Section 317
                    BGB, shall determine, independently and impartially from the Seller's Side and the Purchasers' Side, whether and to what extent the respective Seller's Guarantee is breached and which actions are to be taken in order to remedy such breach when the industrial standards and the cost-benefit calculations usually applied in companies of similar size and ownership structure to the Group Companies and engaged in similar types of business and operations as of the Closing Date are applied, regardless of whether such standards satisfy the applicable laws in every respect. The Expert shall deliver its decision to the Parties in writing and in the English language. The Expert's decision shall be final and binding on the Parties once all Parties have received a copy thereof.

               (iv) The Expert shall give the Parties the opportunity to provide their illustration and assessment of the disputed matter in writing or, in one or several hearings announced to all Parties, verbally. Except to the extent the Parties agree upon certain facts or conclusions therefrom, the Expert shall not be bound by either Party's illustration or assessment.

               (v) The Parties shall closely co-operate with the Expert. In particular, each Party shall without undue delay provide the Expert any information in relation to the matter in dispute which he/she in his/her discretion deems necessary for his/her decision. The Purchasers shall procure that upon his/her request the Expert is given access to the Group Companies' premises and business papers, books and records.

               (vi) Clause 9.5.2 shall apply mutatis mutandis.

               (vii) The conducting of an Expert procedure as described in Claim
                    9.6.2(i) to (iv) shall not preclude the application of Clause 9.6.1(i) or of Clause 9.6.1(ii). In the event of discrepancies in the measures to be taken, the decisions pursuant to Clause 9.6.1(i) or 9.6.1(ii)shall prevail.

               (viii) Irrespective of the due date of any of the claims pursuant to Clause 9.6.1, the Purchasers shall be free to raise a declaratory


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
                    order (Feststellungsklage) against the Seller in order to prevent such claims to become time-barred.

     9.7  Mitigation

          Section 254 BGB shall remain unaffected, i.e. the Purchasers are in particular obliged to prevent the occurrence of any damage and loss and to limit the scope of any damage and loss incurred in accordance with Section 254 BGB.

     9.8  Limitation Periods

          All claims for any breach of a Seller's Guarantee pursuant to Clause 8.1.1(i), 8.1.1(ii) and 8.1.1(iv) shall not become time-barred. Claims with respect to Taxation (Clause 8.1.2(iii) and (iv) and Clause 10) shall become time-barred in accordance with Clause 10.4. Claims with respect to Environmental Matters (Clause 8.1.9) and pursuant to Clause
          8.1.10 shall become time-barred 5 (in words: five) years after the Closing Date. All other claims of the Purchasers under this Agreement shall become time-barred 18 (in words: eighteen) months after the Closing Date. Section 203 BGB shall not apply.

     9.9  Exclusion of Further Remedies, Effect of Payment

          9.9.1 To the extent permitted by law, any further claims and remedies of the Purchasers other than explicitly provided for under this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 BGB), breach of contract (positive Vertragsverletzung) and/or the right to reduce the Purchase Price (Minderung) or to terminate this Agreement (Ruecktritt), and any liability in tort (Deliktshaftung); provided, however, that this exclusion shall not apply to any claims or remedies of any nature whatsoever which are caused by or based upon gross negligence (grobe Fahrlaessigkeit) or wilful misconduct (Vorsatz) of the Seller in the context of this Agreement. Sections 826, 123, 444, 2nd alternative BGB shall not be affected.

          9.9.2 Further to the statements made in Clause 8, the Parties agree that the provisions contained in Clauses 8 and 9 of this Agreement are no quality guarantees in relation to the object of the purchase (Garantien fuer die Beschaffenheit der Sache) within the meaning of Sections 443, 444, 2nd alternative BGB. In the event that the provisions of Clauses 8 and 9 setting out the scope and limitations of the Seller's liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guarantees in relation to the object of the purchase, and the limitations of the Seller's liability contained herein are therefore found wholly or partially invalid, the Purchasers hereby waive the right to assert claims going beyond the limits of limitations provided for herein. The Seller accepts such waivers.

     9.10 Escrow, Escrow Agreement

          As security for the fulfilment of the Seller's obligations under this Agreement, the Escrow Amount shall be paid into the account set up in mutual agreement by the Excrow Agents (the "ESCROW ACCOUNT"), free of any costs and fees. Together with the Escrow Agents, the Parties have entered into the Escrow Agreement attached hereto as SCHEDULE 9.10. The Escrow Amount shall be released to the Purchasers/Seller in accordance with the Escrow Agreement.

10   TAXATION

     10.1 Tax Indemnification

          10.1.1 The Seller agrees to indemnify the Purchasers from and against all Taxes due and payable by the Group Companies for periods ending on or before the Effective Date or which are assessed due to events or circumstances that have occurred up to and including the Effective Date ("RELEVANT ASSESSMENT PERIOD"), unless, and except to the extent, that such Tax liabilities

               (i) are shown or provided for in the Consolidated Effective Date Accounts or the Accounts 2005 respectively the Revised Accounts 2005 of the relevant Group Company, provided, however, that (A) any Tax Saving related to the additional Tax assessed shall be deducted from the amount to be paid by the Seller and (B) any liabilities incurred for Taxes in a BIG-Subsidiary not - directly or indirectly - 100%-owned shall be taken into account only on a pro rata basis in proportion to the respective shareholding (durchgerechnete Beteiligung); or

               (ii) are subject of a valid and enforceable claim for repayment or indemnification against a Third Party; or

               (iii) are caused by any reorganization initiated or by any other acts (including any termination of the profit and loss transfer agreement between BIG as organ parent and illbruck Bau-Technik GmbH as organ company or any unduly fulfilment of this profit and loss transfer agreement) committed by the Purchasers other than the discontinuation of the business which has been acquired by illbruck Bau-Technik GmbH under the merger with Perennator GmbH.

          10.1.2 In the event of the breach of the Seller's Guarantee contained in Clause 8.1.2(ii), the Seller shall indemnify the Purchaser against 95% (in words: ninety-five percent) of the Taxes triggered by sale by BIG of shares in a Group Company in the legal form of a corporation.

          10.1.3 Indemnification payments due by the Seller under this Clause 10 shall be made within 30 (in words: thirty) Business Days following written notice by the Purchasers, provided that the payment of such amounts to the Tax Authority is due and that the Seller shall not be required to make any payment earlier than 2 (in words: two) Business Days before such Taxes are due to the Tax Authority. In the case of any Tax being contested in accordance with Clause 10.2.2, payment of such Tax to the Tax Authority will be considered due no earlier than on the date a final (bestandskraeftig) determination to such effect is made provided that tax suspension (Aussetzung der Vollziehung), is granted by either the Tax Authority or the competent court.

     10.2 Indemnification Procedures


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
          10.2.1 Notification

               Following the Closing Date, the Purchasers shall notify the Seller without undue delay of any Tax audit or administrative or judicial proceeding (including request for furnishing transfer pricing studies) that is announced or commenced and that might constitute a basis for indemnification by the Seller pursuant to this Clause 10 ("TAX AUDIT"). Such notice shall be in writing and shall contain full factual information describing the object of the Tax Audit or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such Tax Audit or asserted Tax liability. The Purchasers shall further procure that the Group Companies allow the Seller to fully participate in such Tax Audit. In particular, the Seller shall be given the opportunity to review any reports or other measures and receive copies of all relevant orders (Bescheide) of any Tax Authority as well as copies of any filings to any Tax Authority. Unless the Seller is given notice without undue delay as required before, the Seller shall not have any obligation to indemnify the Purchasers for any damages arising out of such asserted Tax liability.

          10.2.2 Tax Contest

               The Seller may elect to direct on its own or through counsel of its choice and at its expense, any audit, claim for refund and administrative or judicial proceeding (including the preparation and furnishing of transfer pricing studies) involving any asserted Tax liability with respect to which indemnity may be sought under this Clause 10 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is hereinafter referred to as a "TAX CONTEST"):

               (i) If the Seller elects to direct a Tax Contest, then the Seller shall within 30 (in words: thirty) Business Days of receipt of the Purchasers' written notice pursuant to Clause 10.2.1, but in any case no later than 3 (in words: three) Business Days before the expiry of the period for filing for the respective remedy, notify the Purchasers of its intent to do so, and the Purchasers shall cooperate and cause the Group Companies or the respective successors to cooperate, in each phase of such Tax Contest. In particular, the Purchasers shall promptly authorise, and shall cause the respective Group Company to authorise, (by power-of-attorney and such other documentation as may be necessary and appropriate) the designated representative of the Seller to represent the Purchasers or the respective Group Company or their successors in the Tax Contest insofar as the Tax Contest involves an asserted Tax liability for which the Seller would be liable under this Clause 10. Further, the Purchasers shall give and shall cause the Group Companies to give reasonable information and assistance, including reasonable access to premises and personnel and including the right to examine and copy or photograph the relevant documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any tax liability of the Seller for Taxes for the Relevant Assessment Period as the Seller or its professional advisers may reasonably request.

               (ii) If the Seller does not elect to direct such Tax Contest or fails to notify the Purchasers of its election as herein provided, the Purchasers or the respective Group Company may pay, compromise or contest such asserted Tax liability, provided that neither the Purchasers nor any of the Group Companies may settle or compromise any asserted Tax liability without prior written consent of the Seller. In any event, Seller may participate, at its own expense, in any Tax Contest. In such case Clause 10.2.2(i) sentence 3 shall apply mutatis mutandis.

     10.3 Tax Refunds, Liquidation and Usage of Tax Provisions

          If any Group Company (i) will receive a Tax refund relating to any period ending on or before the Effective Date, to the extent not reflected in the Consolidated Effective Date Accounts as an asset,
          (ii) will liquidate a Tax provision contained in the Consolidated Effective Date Accounts due to a non-realisation of the risks for which the provision has been set-up (Rueckstellungsaufloesung) or
          (iii) will use a Tax provision contained in the Consolidated Effective Date Accounts due to a realisation of the risks for which the provision has been set-up (Rueckstellungsinanspruchnahme) as far as a corresponding valid and enforceable claim for repayment or indemnification against a Third Party exists, (iv) or for Taxes paid as far as a corresponding valid and enforceable claim for repayment or indemnification against a Third Party exists the amount of the Tax refund or the amount of the provision liquidated or used shall be paid by the Purchasers to the Seller. The Purchasers shall duly notify the Seller of any Tax refund relating to any period ending on or before the Effective Date and of any liquidation and of any usage of a provision contained in the Consolidated Effective Date Accounts. Payments under this Clause 10.3 shall be made within 30 (in words: thirty) Business Days following the receipt of the Tax refund, liquidation or usage of a Tax provision contained in the Consolidated Effective Date Accounts by the respective Group Company.

     10.4 Limitation Period

          Claims of the Purchasers or the Seller under this Clause 10 shall become time-barred (verjaehren) 3 (in words: three) months after the final and binding assessment (bestandskraeftige Veranlagung) of the relevant Tax.

     10.5 Payments

          Payments by the Seller to the Purchasers pursuant to Clause 10.1 and
          10.2 constitute a decrease of the Purchase Price. Payments by the Purchasers to the Seller pursuant to Clause 10.3 constitute an increase of the Purchase Price.

     10.6 Tax Audits

          If and to the extent the Seller requests, the Parties shall use their best efforts and in any respect fully co-operate, and the Purchasers shall procure that after the Closing Date the Group Companies use their best efforts and in any respect fully co-operate with the Seller in order to achieve that as soon as possible after the Effective Date the competent Tax Authorities conduct tax audits covering all the Group Companies' tax affairs up to and including the Effective Date. For the avoidance of doubt it is hereby clarified that the Seller shall be involved fully in accordance with the provisions of this Clause 10.

     10.7 Profit and Loss Pooling Agreement

          The Purchasers shall procure that none of the Group Companies will assert the invalidity of the profit and loss pooling agreement between any of the Group Companies and the Seller.

11   PURCHASERS' GUARANTEES; PURCHASERS' GUARANTOR

     11.1 Each Purchaser hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbstaendiges Garantieversprechen im Sinne des Section 311 Abs. 1 BGB):

          11.1.1 The German Purchaser is duly incorporated and validly existing under the laws of the Federal Republic of Germany. The UK Purchaser is duly incorporated and validly existing under the laws of England and Wales. Each Purchaser has all requisite corporate power and authority to own its assets and to carry out its business.

          11.1.2 The execution and performance by the Purchasers of this Agreement and the consummation of the transaction contemplated hereby are within their powers and have been duly authorized by all necessary company action on part of them except as set forth in Clause 7.1.

          11.1.3 The execution and performance by the Purchasers of this Agreement and the consummation of the transaction contemplated herein do not (A) violate the articles of association or by-laws of the Purchasers or (B) violate any applicable law, regulation, judgment or injunction on the Purchasers, and (C) there is no action, lawsuit, investigation or proceeding pending (rechtshaengig) against, or to the knowledge of the Purchasers threatened against, the Purchasers before any court, arbitration panel or governmental authority which challenges or seeks to prevent, alter or delay the transaction contemplated herein.

          11.1.4 The Purchasers do not have "actual and specific knowledge" of a breach by the Seller of any of the guarantees in this Agreement. As used herein "knowledge of a breach" means that not only do the Purchasers have knowledge of the facts that may constitute a breach, but additionally, also believe that such facts constitute a breach. For purposes of determining the Purchasers' knowledge of a breach by the Seller of the guarantees made hereunder, the term "actual and specific knowledge", means the actual and specific knowledge of Messrs. Frank Sullivan, Stephen Knoop, Dennis Finn, Jeff Korach and Randy Korach or the following advisors: Brian Kelly, Mara Babin, Theo Rauh. While the Purchasers have conducted a review of the business of the Group Companies to meet the Purchasers' objectives, such review was not intended to verify the accuracy of the Seller's guarantees and Purchasers are relying on the Seller's Guarantees in entering into this Agreement.

     11.2 In the event that a Purchaser is in breach of any Purchasers' Guarantee pursuant to Clause 11.1, the respective Purchaser shall indemnify and hold harmless the Seller from any damages incurred by the Seller or any of the Group Companies.

     11.3 The Purchasers' Guarantor as joint and several debtor (Gesamtschuldner) hereby unconditionally and irrevocably guarantees the proper fulfilment of all obligations pursuant to this Agreement of any Purchaser or any Purchasers' Affiliate, in particular, but not limited to, the payment of the Purchase Price. In the case of breach of any such obligation the Purchasers' Guarantor shall indemnify and hold harmless the Seller's Side from any damages incurred.

12 CONFIDENTIALITY; PRESS RELEASES; PUBLIC DISCLOSURE; COVENANTS IN THE CASE OF NON-CONSUMMATION OF CLOSING

     12.1 Prior to Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller's Side, the Group Companies or the Purchasers' Side without the prior written approval of the Seller and the Purchasers.

     12.2 The provisions of the Confidentiality Agreement shall cease to have any force or effect from the Signing Date. Subject to Clause 12.1 and Clause 12.3, the Seller's Side and the Purchasers' Side shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement which relates to the provisions of this Agreement and the negotiations relating to this Agreement. The Purchasers' Side shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller's Side.

     12.3 Clauses 12.1 and 12.2 shall not prohibit disclosure or use of any information referred therein if and to the extent:

          12.3.1 the disclosure or use is required by law or any regulatory body (e.g. 8k under the US SEC rules);

          12.3.2 the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Contractual Party;

          12.3.3 the disclosure is made to professional advisers of the Seller's Side or the Purchasers' Side who are under statutory obligations of professional secrecy;

          12.3.4 the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

          12.3.5 the Contractual Party affected by the disclosure or use of information has given prior written approval to such disclosure or use; or

          12.3.6 the information is independently developed after Closing;

          provided that prior to disclosure or use of any information pursuant to Clauses 12.3.1 and 12.3.2 the Contractual Party concerned shall promptly notify the Contractual Party affected by such disclosure or use of such requirement with a view to providing that Contractual Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

     12.4 Covenants in the Case of Non-Consummation of Closing

          In the unlikely event that this Agreement is terminated without the Closing having been consummated,

          12.4.1 the Purchasers' Side undertake to keep confidential all information received from the Seller's Side in connection with the transactions contemplated by this Agreement, including but not limited to the Disclosed Information, and to return all documents and information embodied otherwise which they received from the Seller's Side, together with any copies thereof and to destroy all documents and information embodied otherwise they produced based on information received from the Seller's Side, unless such information is in the public domain without breach of a confidentiality obligation towards the Seller's Side or unless the Purchasers' Side is obliged by law to act otherwise. The Purchasers' Side shall not be entitled to any retention right with respect to such documents or information;

          12.4.2 the Purchasers shall indemnify and hold harmless the Seller and the Group Companies from any damage incurred due to them complying with the Purchasers' non-approval pursuant to Clause 6.2.1(ii).

          12.4.3 the Purchasers shall indemnify and hold harmless the Seller and the Group Companies from any damage incurred due to the termination of the lease agreements upon the UK Purchaser's request pursuant to Clause 6.2.1(v).

13   POST-CLOSING RIGHTS AND COVENANTS; NON-COMPETITION; NON-SOLICITATION

     13.1 The "PROVISIONAL SUPPLY AGREEMENTS" as set forth in SCHEDULE 13.1 shall be signed prior to or on the Closing Date.

     13.2 After Closing the Purchasers shall procure that the Seller has access to all information required in order to enforce the claims listed in
          SCHEDULE 6.2.2.

     13.3 Accounts 2005

          13.3.1 The Seller shall prepare the accounts as of Effective Date except for PDR GMBH and PDR GMBH & Co. KG for such Group Companies listed in SCHEDULE 7.1 for the shortened business year ending on Effective Date and for all other Group Companies, if the Effective Date is 31 December 2005 and if it is another date interim accounts (Zwischenabschluesse) for such Group Companies ("ACCOUNTS 2005"). These Accounts 2005 shall be prepared in accordance with local GAAP, the accounting principles used in the preparation of the respective accounts for the business year 2004 and such principles consistently applied with past practice and subject to utilizing and continuing the same capitalization and election rights, valuation and consolidation principles as used in preparation of the respective accounts for the business year 2004. In the event of discrepancies between local GAAP and the principles as applied in the past, local GAAP shall prevail.

          13.3.2 The Purchasers shall after the Closing Date instruct the management of each Group Company to effectively assist the Seller in the preparation of the Accounts 2005 in any respect and to give the Seller, its tax advisors and Seller's Auditor access to any information requested by the Seller, its tax advisor and Seller's Auditor. The Seller shall be given access to the management and to the premises of the Group Companies. The Seller shall have the right to make photocopies of any documents relevant for the preparation of the Accounts 2005.

          13.3.3 The Accounts 2005 so prepared by the Seller shall be delivered by the Seller to the Purchasers without undue delay. The Seller shall arrange for an audit of the Accounts 2005 by Seller's Auditor admitted to conduct the audit of the Accounts 2005 in the jurisdiction in which the respective Group Company is incorporated. Within 60 (in words: sixty) Business Days after the Effective Date, the Seller shall deliver the Accounts 2005 to the Purchasers, together with the reports by the respective auditors.

          13.3.4 The Accounts 2005 shall be final and binding on the Parties, unless and to the extent that the Purchasers do not within 30 (in words: thirty) Business Days after the receipt of the Accounts 2005 provide the Seller with a written report asserting that the Accounts 2005 received from the Seller do not meet the provisions set forth in Clause 13.3.1 by way of stating specific objections to that effect. In such event revised Accounts 2005 shall be prepared by the Purchasers' Auditor and submitted to the Seller within the further 30 (in words: thirty) Business Days which shall take into account the changes that are necessary in the Purchasers' Auditor's view ("REVISED ACCOUNTS 2005"). At Seller's request Seller's Auditor shall receive all necessary assistance and shall be given access to the management of the Group Companies and to all documentation relevant for reviewing the Revised Accounts 2005, including the working papers of the Purchasers' Auditor. If no written objections are raised by the Seller within 30 (in words: thirty) Business Days following the delivery of the Revised Accounts 2005 by the Purchasers' Auditor, then the Revised Accounts 2005 shall be final and binding on the Parties.

          13.3.5 If, after the Seller having raised in time and due form its objections against the Revised Accounts 2005, the Seller and the Purchasers cannot agree on the changes to the Revised Accounts 2005 within 30 (in words: thirty) Business Days following the delivery of the Seller's objections, Clause 4.4 shall apply mutatis mutandis.

          13.3.6 The Purchasers shall procure that within 30 (in words: thirty) Business Days after the Accounts 2005 or the Revised Accounts 2005, as the case may be, have become final on the Parties shareholders' resolutions of each Group Company will be adopted by which the Accounts 2005 or respectively the Revised Accounts 2005 will be approved in any respect in the form as has become final on the Parties. With no undue delay after the approval of the Accounts 2005 respectively the Revised Accounts 2005 Claims resulting from the profit and loss pooling agreement existing between the Seller and BIG shall be paid by the party liable. Should BIG be liable for such claim, the Purchasers will procure that the obligation of such payment will be fulfilled by BIG as provided for in the previous sentence.

          13.3.7 The costs for the preparation of the Accounts 2005 and their audits shall be borne by the respective Group Company. Clause 4.5 sentences 2 and 3 shall apply mutatis mutandis.

     13.4 The Seller and the German Purchaser have entered in accordance with Clause 7.4.5 into an agreement on the assignment, transfer and delimitation of intellectual property rights (IP-Uebertragungs- und Abgrenzungsvereinbarung; "IP-AGREEMENT") attached as SCHEDULE 13.4, entering into effect on the Effective Date.

     13.5 Non-Competition and Non-Solicitation

          13.5.1 Seller's Side

               (i) For the period of 3 (in words: three) years commencing with the Closing Date the Seller, SI and MI shall not, and the Seller shall cause its Affiliates not to, and SI and MI shall use reasonable efforts to cause the Persons Related to SI or MI not to,

                    (a) develop, produce, market, sell or render (or assist any other Person in developing, producing, marketing, selling or rendering) products or services in competition anywhere in the world with the products and services sold or provided by the Business on the Closing Date, or

                    (b) engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 5% (in words: five percent) of the outstanding voting shares of any publicly held company) of or be engaged by, any person whose business competes anywhere in the world with the Business as conducted on the Closing Date;

                    The Seller, SI and MI hereby agree that the Purchase Price as set forth in Clause 3 of this Agreement includes consideration for their agreement not to compete as set forth in this Clause 13.5.1(i).

               (ii) The Seller, SI and MI hereby undertake for a period of 2 (in words: two) years commencing with the Closing Date not to actively solicit directly or through Affiliates or Third Parties any employee of the Business.

          13.5.2 Purchasers' Side

               (i) For the period of 3 (in words: three) years commencing with the Closing Date the Purchasers and the Purchasers' Guarantor shall not, and the Purchasers' Guarantor shall cause its Affiliates not to,

                    (a) develop, produce, market, sell or render (or assist any other Person in developing, producing, marketing, selling or rendering) products or services in competition in the Territory with the products and services sold or provided by the Remaining Businesses on the Closing Date, or

                    (b) engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 5% (in words: 5 per cent) of the outstanding voting shares of any publicly held company) of or be engaged by, any person whose business competes in the Territory with the Remaining Businesses as conducted on the Closing Date; except (1) if the business which competes in the Territory with the Remaining Businesses is acquired through the acquisition of a company or a group of companies and if the competing business makes up not more than 10% (in words: ten percent) in balance sheet value, of the balance sheet or consolidated balance sheet of the acquired company or the acquired group of companies as of the date of the closing of the acquisition; (2) the Purchaser's Side is as of the Signing Date already active in such business.

                    Clause 13.5.1, last sentence, applies mutatis mutandis.

               (ii) The Purchasers hereby undertake for a period of 2 (in words:
                    two) years commencing with the Closing Date not to actively solicit directly or through Affiliates or Third Parties any employee of the Seller and the Remaining Businesses.

     13.6 Without prejudice to Purchasers' rights to make claims under the Seller's guarantees, Seller will indemnify Purchasers and the Group Companies and hold them harmless against all Environmental Costs arising from the Environmental Liability in connection with the property in Arkel, Holland ("LOCATION"). Environmental Costs shall be pro rated on the following basis:

               (i) the first EUR 800,000 (in words: Euro eight hundred thousand) of Environmental Costs per Location will be paid by Seller;

               (ii) Environmental Costs from EUR 800,000 (in words: Euro eight hundred thousand) to and including EUR 2,000,000 (in words:
                    EURO two million) shall be paid 90 % (in words: ninety per cent) by the Seller and 10 % (in words: ten per cent) by the Group Companies;

               (iii) Environmental Costs from EUR 2,000,000 (in words: EURO two million) to and including EUR 3,000,000 (in words: EURO three million) shall be paid 85 % (in words: eighty five per cent) by Seller and 15 % (in words: fifteen per cent) by the Group Companies; and

               (iv) Environmental Costs in excess of EUR 3,000,000 (in words:
                    Euro three million) shall be paid 83 % (in words: eighty three per cent) by Seller and 17 % (in words: seventeen) by the Group Companies.

          Environmental Costs shall be determined on an after-tax basis provided, however, that Seller's maximum liability pursuant to this Clause 13.6 shall be limited by Clause 9.3.3.

          The Group Companies shall have the right to control the manner and method of all remediation work using consultants and advisors of their choice. The Group Companies and the Purchasers undertake to implement any remediation program in a manner that is designed to effectively and efficiently restore the contaminated property to a condition that is in compliance with applicable Environmental Law. Purchasers and the Group Companies shall cause the remediation work to be effected in accordance with practices that are customary in the industry and shall use reasonable efforts to avoid the incurrence of costs in excess of such amounts as are reasonable in order to effect the objectives of the remediation program(s).

          Until the Environmental Liability at the Location has been remediated and is in compliance with Environmental Law, in each December the Purchasers and/or any Group Company (each, a "CLAIMANT") may submit a Reimbursement Certificate together with invoices for costs incurred or contracts evidencing obligations to third parties, in each case solely for costs of remediating the Environmental Liability at the Location. The Remediation Certificate shall be a certificate of the Claimant and shall provide as follows: (i) the Claimant has either paid, or incurred obligations to third parties to pay, costs for the remediation of the Environmental Condition at the Location (including consulting and engineering costs), (ii) the amount of unreimbursed costs that Claimant has paid ("UNREIMBURSED COSTS"), and (iii) the pro rata portion of the Unreimbursed Costs that Claimant is entitled to be paid pursuant to Clause 13.6, first paragraph, of the Agreement. Not later than January 10 of the following year, Seller will pay Claimant, by wire transfer to an account designated by Claimant, the amount set forth in (iii) of the previous sentence.

     13.7 The Seller hereby grants to the respective Group Company that owns the real estate specified under no. 5 in SCHEDULE 8.1.3(I)-(1) in the form of a true contract in favour of a third party (echter Vertrag zugunsten Dritter) the unconditional and irrevocable right, to sell the Belgian real Estate to the Seller at book value. This offer is limited in time until 31 January 2006 (the "BELGIAN REAL ESTATE"). In the event of such a transfer the Group Company shall be entitled to request a lease agreement for the Belgian Real Estate at arms' length.

14   PAYMENTS AND INTEREST

     14.1 Seller's Account; Purchasers' Account

          14.1.1 All payments owed by the Purchasers to the Seller under this Agreement shall be paid by the Purchasers free of any costs and fees by wire transfer or other electronic means. Except for the Escrow Amount, all payments shall be paid to the Seller's bank account kept with Dresdner Bank AG,


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
               SWIFT-code DRES DE FF, IBAN DE12 3708 0040 0888 4754 02, bank code (Bankleitzahl) 370 800 40, account number 889 59 34 ("SELLER'S ACCOUNT") or any other account to be nominated by the Seller to the Purchasers in compliance with Clause 15 with at least 5 (in words: five) Business Days prior to the Closing Date.

          14.1.2 All payments owed by the Seller to either of the Purchasers under this Agreement shall be paid by the Seller free of any costs and fees by wire transfer or other electronic means to the German Purchaser's bank account kept with Deutsche Bank AG Duesseldorf, SWIFT-code DEUTDEDD, IBAN DE22 3007 0010 0320 0177 00, sort code (Bankleitzahl) 300 700 10, account number 320 0177 00 ("PURCHASERS' ACCOUNT") or any other account to be nominated by the Purchasers to the Seller in compliance with Clause 15 with at least 5 (in words: five) Business Days prior to the Closing Date. Purchasers may only nominate one account for the purposes of this Agreement. Any payments made to any of the Purchasers under this Agreement shall be made to the specified account. The allocation of any amounts paid to the accounts of the Purchasers by the Seller shall be dealt with internally between the Purchasers.

     14.2 Default Interest

          If a Contractual Party defaults in the payment when due of any amount payable under this Agreement, its liability shall be increased to include interest on such amount from the date when such payment is due until the date of actual payment at a rate per annum of 4% (in words: four per cent) over the Base Interest Rate. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 (in words: three hundred sixty) days.

15   NOTICES

     15.1 Form of Notice

          All declarations, notices or other communications hereunder ("NOTICES") shall be done in writing in the English language and delivered by hand, registered mail, courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Contractual Party to the other Contractual Parties in the same manner. Any notice to Seller's Side or Purchasers' Side, as applicable, shall be served and received (zugestellt) if given to the addresses as specified in Clause 15.2 and
          15.3 or any other address designated in accordance with this Clause
          15. However, neither Seller's Side nor Purchasers' Side may designate more than one recipient and at a maximum two recipients receiving copies of any Notice.

     15.2 Notices to Seller's Side

          Any Notice to be given hereunder to any Person of the Seller's Side shall be addressed as follows:

          ILLBRUCK GMBH
          MANAGING DIRECTOR
          BURSCHEIDER STRAssE 454
          51381 LEVERKUSEN


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          GERMANY

          Fax: +49 (0)2171-391-599

          with a copy to:

          LINKLATERS OPPENHOFF & RAEDLER
          DR. WOLFGANG KRAUEL
          PRINZREGENTENPLATZ 10
          81675 MUNICH
          GERMANY

          Fax: +49 (0)89-41808-100

     15.3 Notices to Purchasers' Side

          Any Notice to be given hereunder to any Person of the Purchasers' Side shall be addressed as follows:

          ATTN: MR R. KORACH

          TREMCO INCORPORATED
          3735 GREEN ROAD
          BEACHWOOD, OHIO 44122
          USA

          with a copy to:

          MR STEVE KNOOP

          RPM INTERNATIONAL, INC.
          2628 PEARL RD., BOX 777
          MEDINA, OH 44258
          USA

          and a copy to:

          DR THEO RAUH

          PPR & PARTNER
          KOENIGSALLEE 70
          40212 DUESSELDORF
          GERMANY.

     15.4 Change of Address

          The Seller and the Purchasers are to, without being legally obliged to, communicate any change of the respective addresses set forth in this Clause 15 as soon as possible in writing to the respective other side. Until such communication, the address as hitherto shall be relevant.

16   MISCELLANEOUS


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     16.1 Whole Agreement, Schedules and Variation

          16.1.1 This Agreement constitutes the full understanding of the Contractual Parties and the complete and exclusive statements of the terms and conditions of the Contractual Parties' agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Contractual Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

          16.1.2 All Schedules attached hereto form an integral part of this Agreement.

          16.1.3 No variation of this Agreement, including this Clause 16, shall be effective unless in writing and signed by or on behalf of the Contractual Parties, unless a stricter form (e.g. notarization) is required under applicable law.

     16.2 Definitions and Language

          16.2.1 In this Agreement defined terms shall have the meaning as so defined throughout the entire Agreement, unless a different meaning is expressly attributed to the respective term in respect of any single Clause of this Agreement.

          16.2.2 Legal terms used in this Agreement shall have the meaning attributed to them under German law, when translated into German. If a German translation is given in italic such translation shall be decisive. This Clause 16.2.2 shall apply mutatis mutandis to any legal concept associated with any such legal term.

          16.2.3 Legal terms under German law shall extend to any corresponding or identical legal terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical legal terms under foreign law exist, such legal terms shall be introduced as functionally come closest to the legal terms under German law.

     16.3 No Assignment

          Except as otherwise expressly provided in this Agreement, neither Contractual Party may without the prior written consent of the respective other Contractual Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement. Any assignment to Affiliates of either the Seller or the Purchasers shall be permitted without written consent of the respective other Contractual Parties, in which case the assigning Contractual Party shall remain jointly and fully liable for any obligation under this Agreement.

     16.4 No Right to Set-off/Withhold

          Unless expressly stated otherwise in this Agreement, any right of the Purchasers' Side to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed (unstreitig) or have become res iudicatae (rechtskraeftig festgestellt).

     16.5 Costs


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          Unless provided otherwise in this Agreement including its Schedules, each Contractual Party shall bear all costs incurred by it in connection with the preparation and negotiation of this Agreement. Any transaction fees, except for the fees, etc. covered in Clause 16.6, arising at any of the Group Companies, including, but not limited to, broker fees, transaction bonuses, advisors fees, etc. shall be borne by the Seller.

     16.6 Notarial Fees, Registration, Tax

          All transfer Tax, costs for the notarisation of this Agreement, stamp fees and any other charges and costs which result from this Agreement and the Closing of the transaction considered hereby shall be borne by the Purchasers. All charges, costs and fees which result from the filings under the merger control laws, including, but not limited to, the charges, costs and fees of the Competent Authorities, shall also be borne by the Purchasers. The Purchasers shall be responsible for arranging the payment of all such Tax, costs charges and fees, including fulfilling any administrative or reporting obligation imposed by the applicable laws in connection with the payment of such Taxes and costs. The Purchasers shall indemnify the Seller's Side against any damages and losses suffered by the Seller's Side as a result of the Purchasers failing to comply with their obligations under this Clause 16.6. Notwithstanding the above, each Contractual Party shall bear the costs of its own advisors.

     16.7 Governing Law and Exclusive Jurisdiction

          16.7.1 This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

          16.7.2 In the event of any dispute between the Contractual Parties arising out of or in connection with this Agreement, exclusive jurisdiction shall be with the competent courts of Cologne.

     16.8 Severability

          Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

IN WITNESS thereof this Agreement has been duly executed.

                                       ***


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